     As filed with the Securities and Exchange Commission on March 7, 2002

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           --------------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                             AMERIGAS PARTNERS, L.P.
                             AP EAGLE FINANCE CORP.
           (Exact name of registrants as specified in their charters)

             DELAWARE                                    23-2787918
             DELAWARE                                    23-3077318
(States or other jurisdictions of           (I.R.S. Employer Identification No.)
  incorporation or organization)

                              460 NORTH GULPH ROAD
                            KING OF PRUSSIA, PA 19406
                                 (610) 337-7000
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                            BRENDAN P. BOVAIRD, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                             AMERIGAS PROPANE, INC.
                              460 NORTH GULPH ROAD
                            KING OF PRUSSIA, PA 19406
                                 (610) 337-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                 With Copies To:
                              LINDA L. GRIGGS, ESQ.
                           MORGAN, LEWIS & BOCKIUS LLP
                         1111 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 739-3000

                           --------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                      [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.         [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                   [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.                                          [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box:                                      [ ]

                         CALCULATION OF REGISTRATION FEE

 TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO     PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
         TO BE REGISTERED                     BE       OFFERING PRICE PER       AGGREGATE         REGISTRATION
                                          REGISTERED          UNIT          OFFERING PRICE (1)      FEE (2)
-------------------------------------    -----------   ------------------   ------------------    ------------
8 7/8% Series B Senior Notes Due 2011    $60,000,000          100%             $60,000,000           $5,520


(1)      Equals the aggregate principal amount of the notes being registered.

(2)      Calculated pursuant to Rule 457(o).



THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MARCH 7, 2002

                                   PROSPECTUS

                $60,000,000 8 7/8% Series B Senior Notes due 2011

                             AMERIGAS PARTNERS, L.P.
                             AP EAGLE FINANCE CORP.

         We may sell from time to time our 8 7/8% Series B Senior Notes due 2011 in denominations of $1,000 or an integral multiple of $1,000. We will pay interest semi-annually in arrears on May 20 and November 20 to holders of record on the immediately preceding May 5 and November 5.

         We may sell the notes to underwriters, through agents, or directly to other purchasers. See "Plan of Distribution." The prospectus supplement will list any underwriters or agents and the compensation they may receive.

         We do not intend to list the notes on any securities exchange.

         BEFORE MAKING AN INVESTMENT IN THE NOTES, CAREFULLY CONSIDER THE RISKS FACTORS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus is [        ], 2002.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE NOTES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT.

                                TABLE OF CONTENTS

Who We Are.................................................................  1
Ratio of Earnings to Fixed Charges.........................................  1
About This Prospectus......................................................  2
Where You Can Find More Information........................................  2
Incorporation of Documents by Reference....................................  2
Forward-Looking Statements.................................................  3
Risk Factors...............................................................  4
         Risks Related to the Notes........................................  4
         Risk Associated with the Propane Distribution Business
         Acquired from Columbia Energy Group...............................  8
         Risks Inherent in Our Business....................................  9
Use of Proceeds............................................................  13
Plan of Distribution.......................................................  13
Description of the Notes...................................................  14
Description of Certain Other Indebtedness..................................  59
Legal Opinion..............................................................  60
Experts....................................................................  60

                                   WHO WE ARE

         AmeriGas Partners, L.P. is a publicly traded Delaware limited partnership formed on November 2, 1994. We are the largest retail propane distributor in the United States, distributing more than one billion gallons of propane annually. We serve approximately 1.3 million residential, commercial, industrial, agricultural and motor fuel customers from approximately 700 district locations in 46 states. Our operations are located primarily in the East Coast, Southeast, Midwest, Mountain Central and West Coast regions of the United States.

         We conduct our business principally through our subsidiary AmeriGas Propane, L.P., and its subsidiary, AmeriGas Eagle Propane, L.P. Both of these entities are Delaware limited partnerships. We refer to these limited partnerships collectively as our "operating partnership."

         Our executive offices are located at 460 North Gulph Road, King of Prussia, Pennsylvania 19406, and our telephone number is (610) 337-7000. In this prospectus, the terms "AmeriGas Partners," "our," "us" and "we" are sometimes used as abbreviated references to AmeriGas Partners, L.P. or AmeriGas Partners, L.P. and its consolidated subsidiaries, which include the operating partnership and AP Eagle Finance Corp. AP Eagle Finance Corp., a wholly owned finance subsidiary, is a Delaware corporation formed on April 12, 2001 for the sole purpose of acting as co-obligor of the notes.

         AmeriGas Propane, Inc., a Pennsylvania corporation, is our general partner. Our general partner is a wholly owned indirect subsidiary of UGI Corporation, a public company listed on the New York and Philadelphia stock exchanges. Through various subsidiaries, UGI has been in the propane distribution business for over 40 years. Our general partner and its subsidiary, Petrolane Incorporated, own an aggregate 50.6% interest in us.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The ratio of earnings to fixed charges for each of the periods indicated below is as follows:

    RATIO OF                               YEAR ENDED SEPTEMBER 30,                            THREE MONTHS
  EARNINGS TO                                                                                      ENDED
 FIXED CHARGES:       1997            1998           1999            2000           2001       DECEMBER 31,
                                                                                                   2001
 --------------       ----            ----           ----            ----           ----       ------------
                      1.61            1.29           1.34            1.18           1.58           1.72

         For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) before income taxes, minority interest and income (loss) from equity investees, plus distributed income of equity investees plus fixed charges. Fixed charges consist of interest expense and the portion of operating leases representative of the interest factor.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we have filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may sell from time to time the notes described in this prospectus in one or more offerings. This prospectus provides you with a general description of our business and the notes. Each time we sell notes under this prospectus, we will provide a prospectus supplement that will contain specific information about that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of its date. You should carefully read this prospectus, the prospectus supplement and the documents that we have incorporated by reference below.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports and other information with the SEC. These documents are available online through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), accessible through internet at the SEC's web site at http://www.sec.gov. You can also obtain and review our documents during normal business hours at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room.

         We also provide information to the New York Stock Exchange because our common units are traded on the New York Stock Exchange. You may obtain reports and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate by reference into this prospectus the information that we file with the SEC. This means that we can disclose to you important information contained in other documents filed with the SEC by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may supersede information in this prospectus or information previously filed with the SEC. We incorporate by reference the documents listed below:

         (1) our annual report on Form 10-K for the year ended September 30, 2001, as amended on January 28, 2002;

         (2) our quarterly report on Form 10-Q for the quarter ended December 31, 2001; and

         (3)      our current report on Form 8-K dated January 22, 2002.

         We also incorporate by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 after the date of this prospectus and until the termination of this offering.

         If information in any document incorporated by reference conflicts with information in this prospectus, you should rely on the most recent information. If information in any document incorporated by reference conflicts with information in another incorporated document, you should rely on the most recent document incorporated by reference.

         Upon the written or verbal request of each person to whom a copy of this prospectus has been delivered, we will provide free of charge a copy of the documents incorporated by reference (other than exhibits to such documents, unless the exhibit is specifically incorporated by reference to such documents). Please direct requests to:

                  AmeriGas Propane, Inc.
                  Attention:  Robert W. Krick, Treasurer
                  P.O. Box 965
                  Valley Forge, Pennsylvania  19482
                  Telephone:  (610) 337-7000

                           FORWARD-LOOKING STATEMENTS

         The information in this prospectus, any prospectus supplement and the documents that we have incorporated by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Such statements use forward-looking words such as "believe," "plan," "anticipate," "continue," "estimate," "expect," "may," "will," or similar words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

         -        adverse weather conditions resulting in reduced demand;

         - price volatility and availability of propane, and the capacity to transport to market areas;

         - changes in laws and regulations, including safety, tax and accounting matters;

         -        large supplier or customer defaults;

         - competitive pressures from the same and alternative energy sources;

         -        liability for environmental claims;

         - customer conservation measures and improvements in energy efficiency and technology resulting in reduced demand;

         -        adverse labor relations;

         - inability to make business acquisitions on economically acceptable terms;

         - liability for personal injury and property damage arising from explosions or other catastrophic events resulting from operating hazards and risks incidental to transporting, storing and distributing propane, butane and ammonia, including liability in excess of insurance coverage;

         - political, regulatory and economic conditions in the United States and in foreign countries; and

         - interest rate fluctuations and other capital market conditions.

         These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. We undertake no obligation to update publicly any forward-looking statement whether as a result of new information or future events.

                                  RISK FACTORS

         An investment in the notes involves a high degree of risk. You should consider carefully the following risk factors, in addition to the other information set forth in this prospectus, before making an investment decision.

RISKS RELATED TO THE NOTES

WE ARE A HOLDING COMPANY AND HAVE NO MATERIAL OPERATIONS OR ASSETS. ACCORDINGLY, WE ARE DEPENDENT ON DISTRIBUTIONS FROM OUR OPERATING PARTNERSHIP TO SERVICE OUR DEBT OBLIGATIONS. THESE DISTRIBUTIONS ARE NOT GUARANTEED AND MAY BE RESTRICTED.

         We are a holding company for our subsidiaries. We have no material operations and only limited assets. Accordingly, we are dependent on cash distributions from our operating partnership, AmeriGas Propane, L.P., and its subsidiary, AmeriGas Eagle Propane, L.P., to service our debt obligations. Our operating partnership is required to distribute all of its available cash each quarter, less the amount of cash reserves that AmeriGas Propane, Inc., our general partner, determines is necessary or appropriate in its reasonable discretion to provide for the proper conduct of our business, to provide funds for distributions by us to our limited partners and our general partner over the next four quarters or to comply with applicable law or any of our debt or other agreements. The agreements governing the operating partnership's first mortgage notes (the terms of which are briefly summarized below under "Description of Certain Other Indebtedness; First Mortgage Notes") and bank credit facilities require the operating partnership to include in its cash reserves amounts for future payments on the first mortgage notes and amounts outstanding under the bank credit facilities. This limits the amount of available cash the operating partnership may distribute to us each quarter.

         In addition, the agreements governing the first mortgage notes and bank credit facilities only permit quarterly distributions by the operating partnership to us if no default exists under those agreements. Those agreements each contain various negative and affirmative covenants applicable to the operating partnership. In addition, the agreements require the operating partnership to maintain specified financial ratios. If the operating partnership violates any of these covenants or requirements, a default may result and distributions to us would be limited. These covenants limit the operating partnership's ability to:

         -        incur other indebtedness;

         -        engage in transactions with affiliates;

         -        incur liens;

         -        make certain restricted payments;

         - enter into certain business combinations and asset sale transactions;

         -        engage in new lines of business; and

         -        make investments.

WE ARE REQUIRED TO DISTRIBUTE ALL OF OUR AVAILABLE CASH, WHICH MAY LIMIT THE CASH AVAILABLE TO SERVICE THE NOTES.

         Subject to the limitations on restricted payments contained in the indenture governing the notes and the indenture governing our existing 10 1/8% senior notes and 10% senior notes, our partnership agreement requires us to distribute all of our available cash each quarter to our limited partners and our general partner. As a result of these distribution requirements, we do not expect to accumulate significant amounts of cash. Our general partner will determine the timing and amount of our distributions. Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the notes.

THE NOTES ARE STRUCTURALLY SUBORDINATED TO ALL INDEBTEDNESS OF OUR OPERATING PARTNERSHIP AND ITS SUBSIDIARIES.

         The notes are effectively subordinated to all existing and future claims of creditors of our operating partnership and its subsidiaries. This is because these creditors will have priority as to the assets of our operating partnership and its subsidiaries over our claims and, thereby indirectly, the claims of the holders of the notes. Thus, the notes are effectively subordinated to the claims of the lenders under the bank credit facilities, the holders of the first mortgage notes, trade creditors and all possible future creditors of any of our subsidiaries.

OUR SUBSTANTIAL DEBT COULD IMPAIR OUR FINANCIAL CONDITION AND OUR ABILITY TO FULFILL OUR DEBT OBLIGATIONS.

         We have substantial indebtedness. As of December 31, 2001, we had total indebtedness of approximately $976.6 million, consisting of $968.6 million of long-term debt (including current maturities of $66.5 million) and $8 million under a revolving credit facility, partners' capital of $235.0 million and a ratio of debt to partners' capital of 4.16 to 1. We also had, as of December 31, 2001, $154.4 million available under our operating partnership's bank credit facilities. Subject to the restrictions in the bank credit facilities, the first mortgage notes, the indenture governing the notes and the indentures governing our existing 10 1/8% senior notes and 10% senior notes (the terms of which are briefly summarized below under "Description of Certain Other Indebtedness"), we may incur significant additional indebtedness, which may be secured and/or structurally senior to the notes.

         Our substantial indebtedness could have important consequences to you. For example, it could:

         - make it more difficult for us to satisfy our obligations with respect to the notes;

         - require us to dedicate a substantial portion of our cash flow from the operating partnership to payments on the notes and our other indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general partnership requirements;

         - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

         - place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

         If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

RESTRICTIVE COVENANTS IN THE AGREEMENTS GOVERNING OUR INDEBTEDNESS AND THE INDEBTEDNESS OF OUR OPERATING PARTNERSHIP MAY REDUCE OUR OPERATING FLEXIBILITY.

         The indenture governing the notes, the indentures governing our existing 10 1/8% senior notes and 10% senior notes and the agreements governing the bank credit facilities and the existing first mortgage notes contain various covenants that limit our ability to:

         -        incur other indebtedness;

         -        engage in transactions with affiliates;

         -        incur liens;

         -        make certain restricted payments;

         - enter into certain business combinations and asset sale transactions;

         -        engage in new lines of business; and

         -        make investments.

These restrictions could limit our ability and the ability of our operating partnership to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

         The bank credit facilities and the first mortgage notes also require the operating partnership to maintain specified financial ratios and satisfy other financial conditions. The ability of the operating partnership to meet those financial ratios and conditions can be affected by events beyond its control, such as weather conditions and general economic conditions. Accordingly, the operating partnership may be unable to meet those financial ratios and conditions. Our breach of any of these covenants or the operating partnership's failure to meet any of those financial ratios or conditions could result in a default under the terms of the relevant indebtedness, which could cause such indebtedness, and by reason of cross-default provisions, the notes, to become immediately due and payable. If we were unable to repay those amounts, the lenders could initiate a bankruptcy proceeding or liquidation proceeding or proceed against the collateral granted to them to secure that indebtedness. If the lenders under the bank credit facilities or the first mortgage notes so accelerate the repayment of borrowings, we may not have sufficient assets to repay our indebtedness, including the notes.

WE MAY BE UNABLE TO PURCHASE THE NOTES UPON A CHANGE OF CONTROL.

         Upon the occurrence of any "change of control" event specified in the indenture for the notes and summarized in this prospectus under "Description of the Registered Notes," you may require us to purchase your notes at 101% of their principal amount, plus accrued and unpaid interest. The terms of the bank credit facilities and the first mortgage notes limit our ability to purchase your notes in those circumstances. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may be unable to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under the bank credit facilities and the first mortgage notes and other indebtedness with similar restrictions. We may not have the financial resources to purchase your notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. The bank credit facilities and the first mortgage notes currently provide that certain change of control events will constitute a default and could result in the acceleration of the indebtedness under those agreements.

THERE IS NO ACTIVE TRADING MARKET FOR THE NOTES.

         We do not intend to list the notes to be issued in this offering on any securities exchange or to seek approval for quotations through any automated quotation system. Although $200,000,000 of the notes are outstanding, there is no established market for the notes, and we do not anticipate that one will develop. For these reasons, we cannot assure you that:

         -        a liquid market for the notes will develop;

         -        you will be able to sell your notes; or

         - you will receive any specific price upon any sale of the notes.

         If a public market for the notes did develop, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

RISK ASSOCIATED WITH THE PROPANE DISTRIBUTION BUSINESSES ACQUIRED FROM COLUMBIA ENERGY GROUP

WE MAY BE ADVERSELY AFFECTED BY RESTRICTIONS ON OUR OPERATIONS AND INDEMNITY OBLIGATIONS.

         On August 21, 2001, we acquired the propane distribution businesses of Columbia Energy Group, which were conducted through Columbia Propane Corporation (now known as AmeriGas Eagle Propane, Inc.) and its 99% owned subsidiary, Columbia Propane, L.P. (now known as AmeriGas Eagle Propane, L.P.). We now own AmeriGas Eagle Propane, Inc. and substantially all of AmeriGas Eagle Propane, L.P. As part of our acquisition of the propane distribution businesses of Columbia Energy Group, AmeriGas Propane, L.P. became the payee under a $138 million intercompany note of AmeriGas Eagle Propane, L.P. In connection with that intercompany note and the purchase agreement (the "1999 purchase agreement") under which the predecessor of AmeriGas Eagle Propane, Inc. acquired a propane distribution business from an affiliate of Triarc Companies, Inc. ("Triarc"), we have become subject to restrictions on our ability to operate AmeriGas Eagle Propane, L.P. These restrictions, which effectively continue until July 2009, limit our ability to, among other things:

         - prepay, defease, purchase or otherwise retire the intercompany note unless it is replaced by equivalent debt with no greater amortization;

         - modify the intercompany note so as to eliminate or limit the recourse liability of Triarc;

         - convert AmeriGas Eagle Propane, L.P. into a corporation for federal income tax purposes, including by way of any merger or consolidation;

         - allow any third party to assume, guarantee, indemnify against or otherwise incur any liability relating to the intercompany note; or

         - take or fail to take any action that would reduce the share of the intercompany note allocated to Triarc for federal income tax purposes.

         Without becoming obligated to indemnify Triarc for any resulting tax losses, we may not:

         - make any material change in certain federal income tax positions, methods, principles or elections of AmeriGas Eagle Propane, L.P.;

         - sell or dispose of certain assets of AmeriGas Eagle Propane, L.P. if doing so would result in a gain of more than $5 million per year on a cumulative basis to be allocated to Triarc; or

         - increase the carrying value of certain assets of AmeriGas Eagle Propane, L.P. for income tax purposes.

         These restrictions on our ability to operate AmeriGas Eagle Propane, L.P. could have a material adverse effect on us.

         AmeriGas Eagle Propane, L.P. and certain of its affiliates are obligated to indemnify Triarc and its affiliates for tax or other cash losses they may incur as a result of the breach of the foregoing restrictions and any other actions in violation of the 1999 purchase agreement that cause Triarc to recognize a taxable gain or result in other losses for Triarc. These include breaches that Triarc may claim result from our acquisition of the propane distribution businesses of Columbia Energy Group and related transactions. Under the agreement for our acquisition of the propane distribution businesses of Columbia Energy Group, we agreed to apportion between us and Columbia Energy Group any losses under the Triarc indemnity. In addition, AmeriGas Propane, L.P. agreed with AmeriGas Eagle Propane, Inc. to take all actions necessary to ensure that AmeriGas Eagle Propane, Inc. will have sufficient available funds to satisfy all of its obligations and liabilities to Triarc under the indemnification provisions of the 1999 purchase agreement.

RISKS INHERENT IN OUR BUSINESS

DECREASES IN THE DEMAND FOR PROPANE BECAUSE OF WARMER WEATHER ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         Weather conditions have a significant impact on the demand for propane for both heating and agricultural purposes. Many of our customers rely heavily on propane as a heating fuel. Accordingly, the volume of propane sold is at its highest during the five-month peak heating season of November through March and is directly affected by the severity of the winter weather. Approximately 55% to 60% of our annual retail propane volumes are sold during these months. During the five-month period ended February 28, 2002 and in years prior to fiscal 2001, warmer-than-normal weather in our service territories reduced demand for propane and other energy sources for heating purposes below normal levels, which had an adverse effect on our operating results. There can be no assurance that normal winter weather in our service territories will occur in the future.

OUR ABILITY TO INCREASE REVENUES IS ADVERSELY AFFECTED BY THE MATURITY OF, AND COMPETITION WITHIN, THE RETAIL PROPANE INDUSTRY.

         The retail propane industry is mature, with only limited growth in total demand for the product foreseen. We expect the demand for propane to remain relatively constant for the foreseeable future, with year-to-year industry volumes being affected primarily by weather patterns. Therefore, our ability to grow within the industry is dependent on our ability to acquire other retail distributors and to achieve internal growth, which includes expansion of our PPX Prefilled Propane Xchange(R) program (through which consumers can exchange an empty propane grill cylinder for a filled one) and National Accounts program (through which we encourage large, multi-location propane users to enter into a supply agreement with us rather than with many small suppliers), as well as the success of our marketing programs designed to increase customers in targeted segments. If we are unable to compete effectively in the propane business, we may lose existing customers or fail to acquire new customers.

         We compete with other distributors of propane, including several major companies and thousands of small independent operators. In recent years, some rural electric cooperatives and fuel oil distributors have expanded their businesses to include propane distribution and we compete with them as well. Generally, warmer-than-normal weather further intensifies competition. Our ability to compete effectively depends upon the reliability of our service, our responsiveness to customers and our ability to maintain competitive retail prices and to control operating expenses.

OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY COMPETITION FROM OTHER ENERGY
SOURCES.

         Propane competes with other sources of energy, some of which are less costly for equivalent energy value. We compete for customers against suppliers of electricity, fuel oil and natural gas. Electricity is a major competitor of propane, but propane generally enjoys a competitive price advantage over electricity for space heating, water heating and cooking.

         Fuel oil is also a major competitor of propane and is generally less expensive than propane. Furnaces and appliances that burn propane will not operate on fuel oil and vice versa, however, so a conversion from one fuel to the other requires the installation of new equipment. Our customers generally have an incentive to switch to fuel oil only if fuel oil becomes significantly less expensive than propane. Except for certain industrial and commercial applications, propane is generally not competitive with natural gas in areas where natural gas pipelines already exist, because natural gas is generally a less expensive source of energy than propane. The gradual expansion of the nation's natural gas distribution systems has resulted in the availability of natural gas in some areas that previously depended upon propane. In addition, we cannot predict the effect that the development of alternative energy sources might have on our operations.

OUR PROFITABILITY IS SUBJECT TO PRICING AND INVENTORY RISK.

         The retail propane business is a "margin-based" business in which gross profits are dependent upon the excess of the sales price over the propane supply costs. Propane is a commodity, and, as such, its unit price is subject to volatile fluctuations in response to changes in supply or other market conditions. We have no control over these market conditions. Consequently, the unit price of the propane that we and other marketers purchase can change rapidly over a short period of time. Most of our product supply contracts permit suppliers to charge posted prices at the time of delivery or the current prices established at major storage points such as Mont Belvieu, Texas or Conway, Kansas. Because our profitability is sensitive to changes in wholesale propane supply costs, it will be adversely affected if we cannot pass on increases in the cost of propane to our customers. There is no assurance, however, that we will always be able to pass on product cost increases fully, particularly when product costs rise rapidly. In addition, high product prices may lead to customer conservation, resulting in reduced demand.

WE ARE DEPENDENT ON OUR PRINCIPAL SUPPLIERS, WHICH INCREASES THE RISKS FROM AN INTERRUPTION IN SUPPLY AND TRANSPORTATION.

         During the year ended September 30, 2001, we purchased approximately 81% of our propane from 10 suppliers. If supplies from these sources were interrupted, the cost of procuring replacement supplies and transporting those supplies from alternative locations might be materially higher and, at least on a short-term basis, margins could be affected. Additionally, in certain market areas some of our suppliers provide 70% to 80% of our propane requirements. Disruptions in supply in these areas could also have an adverse impact on our margins.

WE ARE SUBJECT TO OPERATING AND LITIGATION RISKS THAT MAY NOT BE COVERED BY INSURANCE.

         Our operations are subject to all of the operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing combustible liquids such as propane for use by consumers. As a result, we are sometimes a defendant in various legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in such amounts and with such coverages and deductibles as we believe are reasonable and prudent. There can be no assurance, however, that such insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that such levels of insurance will be available in the future at economical prices.

OUR ABILITY TO GROW WILL BE ADVERSELY AFFECTED IF WE ARE NOT SUCCESSFUL IN MAKING ACQUISITIONS AND OUR PROFITABILITY MAY BE ADVERSELY AFFECTED BY THE TERMS OF OUR INDEBTEDNESS.

         We have historically expanded our propane business through acquisitions and internal growth. We regularly consider and evaluate opportunities for growth through the acquisition of local, regional and national propane distributors. We may choose to finance future acquisitions with debt, equity, cash or a combination of the three. There is significant competition for acquisitions among publicly traded master limited partnerships engaged in the propane distribution business. Although we believe that there are numerous potential acquisition candidates in the industry, some of which represent material acquisition opportunities, there can be no assurance that we will find attractive acquisition candidates in the future, that we will be able to acquire such candidates on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions or that any additional debt incurred to finance an acquisition will not affect our ability to make payments on the notes. In addition, our bank credit facilities and our first mortgage notes impose restrictions on our ability to make acquisitions through AmeriGas Eagle Propane, L.P., which may adversely affect our growth in certain geographic areas.

OUR OPERATIONS WILL BE ADVERSELY AFFECTED IF ENERGY CONSERVATION AND EFFICIENCY AND TECHNOLOGY TRENDS DECREASE DEMAND FOR PROPANE.

         Retail customers primarily use propane for home heating, water heating and cooking purposes. We are not able to predict the effect that future conservation measures or advances in heating, conservation or other devices might have on our operations.

OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED BY GOVERNMENTAL SAFETY, HEALTH, TRANSPORTATION AND ENVIRONMENTAL REGULATION AND ASSOCIATED COSTS.

         We are subject to various federal, state and local safety, health, transportation and environmental laws and regulations governing the storage, distribution and transportation of propane. We have implemented safety and environmental programs and policies designed to avoid potential liability and costs under applicable laws. It is possible, however, that we will incur increased costs as a result of complying with new safety, health, transportation and environmental regulations and that such costs will have an adverse impact on our results of operations. It is also possible that material environmental liabilities will be incurred, including those relating to claims for damages to property and persons.

CURRENT ECONOMIC AND POLITICAL CONDITIONS MAY HARM OUR BUSINESS.

         Deteriorating regional and global economic conditions and the effects of ongoing military actions against terrorists may cause significant disruptions to commerce throughout the world. To the extent that such conditions and disruptions result in delays or cancellations of customer orders, impair our ability to effectively market or acquire propane, or cause or prolong an economic recession, our business, results of operations and financial condition could be adversely affected. In addition, our ability to raise capital for acquisitions, capital expenditures and ongoing operations is dependent upon ready access to capital markets. During times of adverse economic and political conditions, investor confidence in and accessibility to capital markets could decrease. If capital markets are not available to us over an extended period of time, we could be unable to make acquisitions, refinance debt, invest in capital expenditures and fund operations, which could adversely affect our business, results of operations and financial condition.

                                 USE OF PROCEEDS

         We plan to use the proceeds from the sale of the notes to repay all or a portion of the $60,000,000 maturing First Mortgage Notes due April 19, 2002. Depending on when we sell the notes, however, we may repay all or a portion of the $60,000,000 First Mortgage Notes with borrowings under our operating partnership's bank revolving credit facility. If we do, we will repay all or a portion of any such borrowings under our operating partnership's bank revolving credit facility with the proceeds from the sale of the notes. The weighted average annual interest rate on the $60,000,000 First Mortgage Notes is 10.09%. Remaining proceeds from the sale of the notes, if any, will be used for general business purposes.

                              PLAN OF DISTRIBUTION

         We may sell the notes described in this prospectus and any prospectus supplement to one or more underwriters for public offering and sale, or we may sell the notes to investors, including institutional investors, directly or through agents or dealers. Any underwriter, agent or dealer involved in the offer and sale of the notes will be named in a prospectus supplement.

         We or any underwriter we engage may sell the notes from time to time in one or more transactions at a fixed price or fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to market prices prevailing at the time of sale or at negotiated prices, based on various factors such as interest rates at the time of sale and general economic conditions. We may authorize any underwriter we engage to offer and sell the notes upon the terms and conditions as may be set forth in a prospectus supplement.

         In connection with the sale of the notes, any underwriter we engage may receive or may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also sell the notes to or through dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from an underwriter and/or commissions from the purchasers for whom they may act as agent or to whom they sell as principals, or both. Any underwriting commission paid by us to underwriters or other agents in connection with the offering of the notes, and any discounts, concessions or commissions allowed by underwriters to dealers, will be set forth in a prospectus supplement. Underwriters, dealers and agents participating in any distribution of the notes may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on any resale of the notes may be deemed underwriting discounts and commissions under the Securities Act of 1933.

         We may enter into an agreement with an underwriter or other agent who participates in a sale of the notes. Any such agreement may entitle a participating underwriter to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

                            DESCRIPTION OF THE NOTES

         AmeriGas Partners, L.P. and AP Eagle Finance Corp. will be the co-issuers and co-obligors of the notes, which will be issued under an indenture dated August 21, 2001 with First Union National Bank, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

         Certain terms used in this summary description are defined below under the caption "Certain Definitions." Other defined terms used in this summary description are as follows:

         -        the "Partnership" refers to AmeriGas Partners, L.P.;

         - the words "we," "us," "our" and "ourselves" refer to AmeriGas Partners, L.P. and AP Eagle Finance Corp., the co-issuers of the notes;

         -        the "Operating Partnership" refers to AmeriGas Propane, L.P.;
                  and

         -        the "General Partner" refers to AmeriGas Propane, Inc.

         Below is a summary of the material provisions of the indenture and the notes. We urge you to read the indenture, and the form of note attached as Exhibit A to the indenture because they, not this description, define the rights of the noteholders.

BRIEF DESCRIPTION OF THE NOTES

         The notes:

         -        are our unsecured general joint and several obligations;

         - rank senior in right of payment to all our subordinated indebtedness;

         - rank equally in right of payment with all our other senior indebtedness;

         - are effectively subordinated to claims of creditors, other than claims of the Partnership and preferred stockholders of our Subsidiaries; and

         -        are non-recourse to the property and assets of the General
                  Partner.

         We do not intend to list the notes on any securities exchange or to seek approval for quotations through any automated quotation system. Although, as of the date of this prospectus, $200,000,000 of the notes are outstanding, there is no established market for the notes, and we do not anticipate that one will develop.

         The Partnership is a holding company for its Subsidiaries, with no material operations and no substantial assets other than its approximate 99% limited partnership interest in each of the Operating Partnership and AmeriGas Eagle Propane, L.P. Accordingly, the Partnership is dependent upon the distribution of the earnings of its Subsidiaries, including the Operating Partnership, to service its debt obligations.

         As a result of the structural subordination discussed above, noteholders generally do not and will not have any recourse to the Operating Partnership or any of its Subsidiaries or any of their respective assets with respect to amounts due under the notes. However, noteholders may have indirect recourse to the extent the Partnership has rights as a holder of equity interests in the Operating Partnership and its Subsidiaries.

         In addition, the noteholders do not have any right to require the Operating Partnership to make distributions to the Partnership. The Operating Partnership Agreement requires, subject to the restrictions imposed by the First Mortgage Note agreements and Bank Credit Facilities, the Operating Partnership to distribute all Available Cash.

PRINCIPAL, MATURITY AND INTEREST

         The notes:

         - will be issued in registered form, without coupons, and in denominations of $1,000;

         -        will accrue interest at the annual rate of 8 7/8%;

         - will pay interest semi-annually in arrears on May 20 and November 20 to holders of record on the immediately preceding May 5 and November 5; and

         -        will mature on May 20, 2011.

         Subject to our compliance with the covenant described below under the caption "Certain Covenants -- Limitation on Additional Indebtedness," we are permitted to issue more notes under the indenture governing the notes in an unlimited principal amount. Any additional notes that are actually issued under the indenture will be treated as issued and outstanding notes (and as the same class as the existing notes issued under that indenture) for all purposes under the indenture and this "Description of the Notes" unless the context indicates otherwise.

         Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

         We will pay principal and interest on the notes at our office or agency, which we maintain in New York City. At our option, we may make payments of interest by check mailed to the noteholders at their respective addresses as set forth in the register of notes. However, all payments with respect to global notes will be made by wire transfer of immediately available funds to the accounts specified by the holders of the global notes. Until otherwise designated by us, our office or agency in New York will be the office of the trustee maintained for payment purposes.

OPTIONAL REDEMPTION

         Except as set forth further below, we will not be entitled to redeem the notes at our option prior to May 20, 2006. On and after May 20, 2006, we will be entitled at our option to redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount) set forth below, plus accrued and unpaid interest on the notes to the applicable redemption date, if redeemed during the twelve-month period beginning on May 20 of the years indicated in the table below:

     YEAR                                               PERCENTAGE
     ----                                               ----------

2006                                                    104.438%
2007                                                    102.958%
2008                                                    101.479%
2009 and thereafter                                     100.000%

         In the event that, on or prior to May 20, 2004, the Partnership consummates a public offering of its Capital Stock, other than Redeemable Capital Stock, then within 90 days of the consummation of the public offering the Partnership may, at its option, use the net proceeds of the public offering to redeem the notes at 108.875% of their principal amount, plus accrued and unpaid interest to the applicable redemption date; provided, however, that at least 67% of the principal amount of notes already issued, together with the notes and any additional notes sold pursuant to this prospectus or otherwise, are outstanding immediately following the redemption. Only one redemption may be made under this provision.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

         We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, we may be required to offer to purchase the notes as described below under the caption "Repurchase at the Option of Holders." We may at any time and from time to time purchase notes in the open market or otherwise.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

         If new persons take control of the Partnership or the Operating Partnership, you may have the right to have your notes repurchased.

         A "change of control" means:

         (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Partnership or the Operating Partnership to any Person or group, as that term is used in Section 13(d)(3) of the Exchange Act, other than:

                  (A)      UGI Corporation and its Subsidiaries; or

                  (B) any Person in which UGI Corporation and its Subsidiaries beneficially own at least 51% of that Person's Voting Stock;

         (2) the merger or consolidation of the Partnership or the Operating Partnership with another partnership or corporation other than UGI Corporation and its Subsidiaries or any Person of which UGI Corporation and its Subsidiaries beneficially own at least 51% of that Person's Voting Stock;

         (3) the liquidation or dissolution of the Partnership or the General Partner; or

         (4) the occurrence of any transaction, the result of which is that UGI Corporation and its Subsidiaries beneficially own in the aggregate, directly or indirectly, less than 51% of the Voting Stock of the General Partner.

         With respect to the sale of assets referred to in (1) above, the phrase "all or substantially all" as used in the indenture varies according to the facts and circumstances of the subject transaction. It has no clearly established meaning under New York law, which is the law that governs the indenture. Therefore, in some transactions it may be unclear whether a change of control has occurred and whether the notes are subject to a change of control offer.

         Upon the occurrence of a change of control, each noteholder will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a change of control offer on the terms set forth in the indenture. In a change of control offer, we will offer a change of control payment in cash equal to 101% of the aggregate principal amount of the notes or portion of notes validly tendered for payment, plus accrued and unpaid interest to the date of purchase.

         Within 30 days following any change of control, we will mail a notice to each noteholder stating:

         (1) that the change of control offer is being made in accordance with the covenant in the indenture entitled "Change of Control" and that all notes tendered will be accepted for payment;

         (2) the purchase price and the purchase date (the "change of control payment date"), which shall be no earlier than 30 days nor later than 60 days from the date the notice is mailed;

         (3)      that any note not tendered will continue to accrue interest;

         (4) that, unless we default in the payment of the change of control payment, all notes accepted for payment in accordance with the change of control offer will cease to accrue interest after the change of control payment date;

         (5) that holders electing to have any notes purchased in accordance with a change of control offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase," on the reverse of the notes, completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day preceding the change of control payment date;

         (6) that noteholders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the change of control payment date, a proper notice setting forth the name of the noteholder, the principal amount of notes delivered for purchase, and a statement that such noteholder is withdrawing its election to have such notes purchased; and

         (7) that noteholders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple of $1,000.

         We will comply with the requirements of Rule 14e-l under the Exchange Act and any other relevant securities laws applicable to the repurchase of notes in connection with a change of control.

         On the change of control payment date, we will, to the extent lawful:

         (1) accept for payment notes or portions of notes tendered in accordance with the change of control offer;

         (2) deposit an amount equal to the change of control payment with the paying agent in respect of all notes or portions of notes properly tendered; and

         (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate amount of the notes or portions of notes tendered to us.

         The paying agent will promptly mail to each holder of notes so accepted the change of control payment for the notes. The trustee will promptly authenticate and mail to each noteholder a new note equal in principal amount to any unpurchased portion of the notes surrendered. However, each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. We will publicly announce the results of the change of control offer on or as soon as practicable after the change of control payment date.

         A noteholder's right to receive the change of control payment may be restricted in the following circumstances:

         - under agreements governing the First Mortgage Notes and the Bank Credit Facilities, the Partnership must offer to repay all amounts owing under the First Mortgage Notes if certain events constituting a change of control occur;

         - under agreements governing the First Mortgage Notes, the Partnership is restricted in its ability to redeem or repurchase the notes out of distributions of Available Cash from the Operating Partnership; and

         - under the agreements governing the First Mortgage Notes and the Bank Credit Facilities, the Operating Partnership is limited in its ability to make distributions to the Partnership, and the Partnership will be limited by its then-existing financial resources to pay cash to the holders of notes upon a repurchase.

         Except as described above with respect to a change of control, the indenture does not contain provisions that permit noteholders to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring. The failure of the Partnership to repurchase the notes upon a change of control offer would constitute an Event of Default under the indenture.

ASSET SALES

         The Partnership is limited in its ability to sell its assets. This limitation is subject to important exceptions.

         "Asset Sales" are defined as the following, whether in a single transaction or a series of related transactions:

         - the sale, lease, conveyance or other disposition of any assets other than sales of inventory in the ordinary course of business and consistent with past practice; or

         -        the issuance or sale of Capital Stock of any Restricted
                  Subsidiaries.

         In general, the Partnership and its Restricted Subsidiaries are not permitted to consummate an Asset Sale unless:

         (1) the Partnership or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value, as determined in good faith by the General Partner, of the assets sold or otherwise disposed of; and

         (2) at least 80% of the consideration received by the Partnership or the Restricted Subsidiary is in the form of cash; provided

                  (A) that for purposes of determining the amount of cash received in an Asset Sale, the following will be deemed to be cash:

                           (i) the amount of any liabilities on the Partnership's or any Restricted Subsidiary's balance sheet that are assumed by the transferee of the assets; and

                           (ii) the amount of any notes or other obligations received by the Partnership or the Restricted Subsidiary from the transferee that is immediately converted by the Partnership or the Restricted Subsidiary into cash (to the extent of the cash received); and

                  (B) the 80% limitation will not apply to any Asset Sale in which the cash portion of the consideration received, determined in accordance with the foregoing provisions, is equal to or greater than the after-tax proceeds would have been had the Asset Sale complied with the 80% limitation.

The following transactions will not be considered Asset Sales:

         (1) any transfer of assets or Capital Stock by the Partnership or any of its Restricted Subsidiaries to a Wholly Owned Restricted Subsidiary of the Partnership;

         (2) any transfer of assets or Capital Stock by the Partnership or any of its Restricted Subsidiaries to any Person in exchange for other assets used in a permitted line of business and having a fair market value, as determined in good faith by the General Partner, not less than that of the assets so transferred; and

         (3)      any transfer of assets in accordance with a Permitted
Investment.

         Also, the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Partnership will be governed by the provisions of the indenture described above under the caption "Change of Control" or the provisions described below under the caption "Merger, Consolidation or Sale of Assets," and not by the provisions of this covenant.

         If the Partnership or any of its Restricted Subsidiaries receive Net Proceeds exceeding $10 million from one or more Asset Sales in any fiscal year, then within 270 days after the date the aggregate amount of Net Proceeds exceeds that amount (or such longer period as may be required to comply with any agreement in effect on the 10 1/8% Series B Senior Notes Issue Date), the Partnership must apply the amount exceeding $10 million, less the amount of Net Proceeds that have been previously applied for the purposes set forth below in
(1) or (2) during the current fiscal year, to:

         (1) reduce Indebtedness of a Restricted Subsidiary, with a permanent reduction of availability in the case of revolving Indebtedness; or


         (2) make an investment in assets in the same line of business as that of the Partnership on the 10 1/8% Series B Senior Notes Issue Date.

         Pending the final application of any Net Proceeds, the Partnership or any Restricted Subsidiary may temporarily reduce borrowings under the Bank Credit Facilities or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds that are not applied or invested as provided in (1) or (2) above will be deemed to constitute "Excess Proceeds."

         When the aggregate amount of Excess Proceeds exceeds $5 million, we will make an offer to all noteholders called an "asset sale offer," to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds. In an asset sale offer:

         - the offer price will be in cash and will be 100% of the principal amount of the note plus accrued and unpaid interest to the date of purchase;

         -        we will follow the procedures set forth in the indenture; and

         - we will comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable securities laws.

         To the extent that the aggregate amount of notes tendered in accordance with an asset sale offer is less than the Excess Proceeds, the Partnership or any Restricted Subsidiary may use such deficiency for general business purposes. If the aggregate principal amount of notes surrendered by their holders exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased on a pro rata basis. Notwithstanding the foregoing, if we are required to commence an asset sale offer at any time when we have securities outstanding ranking pari passu in right of payment with the notes and the terms of those securities provide that a similar offer must be made with respect to those other securities, then the asset sale offer for the notes will be made concurrently with the other offers, and securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which their holders elect to have purchased. Upon completion of the asset sale offer, the amount of Excess Proceeds will be reset at zero.

SELECTION AND NOTICE

         If less than all the notes are to be redeemed at any time, the trustee will select the notes to be redeemed among the holders of notes pro rata, by lot or in accordance with a method which the trustee considers to be fair and appropriate. The trustee must choose in a manner that complies with any legal and stock exchange requirements. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of that note upon surrender and cancellation of the original note. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

CERTAIN COVENANTS

LIMITATION ON ADDITIONAL INDEBTEDNESS

         The Partnership and its Restricted Subsidiaries may only incur more debt under certain circumstances.

         The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment (in each case, to "incur") any Indebtedness (including Redeemable Capital Stock), unless at the time of the incurrence and after giving pro forma effect to the receipt and application of the proceeds of the Indebtedness, the Consolidated Fixed Charge Coverage Ratio of the Partnership would be greater than 2.00 to 1.

         In addition to any Indebtedness that may be incurred as set forth above, the Partnership and its Restricted Subsidiaries may incur the following (collectively, "Permitted Indebtedness"):

         (1)      Indebtedness outstanding on the 10 1/8% Senior Notes Issue
Date;

         (2) Indebtedness of the Operating Partnership evidenced by the First Mortgage Notes; provided that the aggregate principal amount, exclusive of any unamortized premium, of this Indebtedness outstanding at any time may not exceed $518 million;

         (3) Indebtedness of the Partnership or a Restricted Subsidiary incurred:

                  (A) for the making of expenditures for the improvement or repair, to the extent the improvements or repairs may be capitalized in accordance with GAAP, or additions, including by way of acquisitions of businesses and related assets, to the property and assets of the Partnership and its Restricted Subsidiaries, including, without limitation, to Indebtedness incurred under the acquisition facility; or

                  (B) by assumption in connection with additions, including additions by way of acquisition or capital contributions of businesses and related assets, to the property and assets of the Partnership and its Restricted Subsidiaries; provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed $75 million;

         (4) Indebtedness of the Partnership or a Restricted Subsidiary incurred for any purpose permitted under the Revolving Loan Facility; provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed an amount equal to the greater of:

                  (A)      $175 million; and

                  (B) the Consolidated Borrowing Base Amount; provided, further, that the outstanding balance of this Indebtedness will not exceed 50% of the greater amount for 30 consecutive days during each fiscal year;

         (5) Indebtedness of the Partnership owed to the General Partner or an Affiliate of the General Partner that is unsecured and that is Subordinated Indebtedness; provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed $50 million;

         (6) Indebtedness of the Partnership or a Restricted Subsidiary for the purpose of the payment of certain liabilities of Petrolane; provided that the aggregate amount of such Indebtedness outstanding at any time may not exceed $30 million;

         (7) Indebtedness owed by the Partnership or any Restricted Subsidiary to any Wholly Owned Restricted Subsidiary;

         (8)      Indebtedness under Interest Rate Agreements;

         (9)      Permitted Refinancing Indebtedness;

         (10) the incurrence by the Partnership or a Restricted Subsidiary of Indebtedness owing directly to its insurance carriers, without duplication, in connection with the Partnership's, its Subsidiaries' or its Affiliates' self-insurance programs or other similar forms of retained insurable risks for their respective businesses, consisting of reinsurance agreements and indemnification agreements, and guarantees of the foregoing, secured by letters of credit; provided that any Consolidated Fixed Charges associated with the Indebtedness evidenced by the reinsurance agreements, indemnification agreements, guarantees and letters of credit will be included, without duplication, in any determination of the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant in the indenture entitled "Limitation on Additional Indebtedness;"

         (11) Indebtedness of the Partnership and its Restricted Subsidiaries in respect of Capital Leases; provided that the aggregate amount of the Indebtedness outstanding at any time may not exceed $10 million;

         (12) Indebtedness of the Partnership and its Restricted Subsidiaries represented by letters of credit supporting:

                  (A)      obligations under workmen's compensation laws;

                  (B) obligations to suppliers of propane; provided that the aggregate amount of this Indebtedness outstanding at any time may not exceed $15 million; and

                  (C)      the repayment of Permitted Indebtedness; or

         (13) surety bonds and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Partnership or any of its Subsidiaries or in connection with judgments that do not result in a Default or Event of Default.

LIMITATION ON RESTRICTED PAYMENTS

         The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any of the following payments or Investments, which together are referred to as "Restricted Payments":

         (1) declare or pay any dividend or make any other distribution or payment on or with respect of Capital Stock of the Partnership or any of its Restricted Subsidiaries or any payment made to the direct or indirect holders, in their capacities as such, of Capital Stock of the Partnership or any of its Restricted Subsidiaries other than:

                  (A) dividends or distributions payable solely in Capital Stock of the Partnership, other than Redeemable Capital Stock, or in options, warrants or other rights to purchase Capital Stock of the Partnership, other than Redeemable Capital Stock;

                  (B) the declaration and payment of dividends or other distributions to the extent declared or paid to the Partnership or any Restricted Subsidiary of the Partnership; or

                  (C) the declaration and payment of dividends or other distributions by any Restricted Subsidiary of the Partnership to all holders of Capital Stock of that Restricted Subsidiary on a pro rata basis, including, in the case of the Operating Partnership, to its General Partner;

         (2) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Partnership or any of its Restricted Subsidiaries, other than any Capital Stock owned by a Wholly Owned Restricted Subsidiary of the Partnership;

         (3) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness, other than any such Indebtedness owned by the Partnership or a Wholly Owned Restricted Subsidiary of the Partnership; or

         (4) make any Investment, other than a Permitted Investment, in any Person; unless, at the time of and after giving effect to the proposed Restricted Payment:

                  (A) no Default or Event of Default shall have occurred and be continuing; and

                  (B) the Restricted Payment, together with the aggregate of all other Restricted Payments made by the Partnership and its Restricted Subsidiaries during the fiscal quarter during which the Restricted Payment is made, will not exceed:

                           (i) if the Consolidated Fixed Charge Coverage Ratio of the Partnership is greater than
                                    1.75 to 1, an amount equal to Available Cash as of the end of the immediately preceding fiscal quarter; or

                           (ii) if the Consolidated Fixed Charge Coverage Ratio of the Partnership is equal to or less than 1.75 to 1, an amount equal to the sum of:

                                    (I)      $24 million, less the aggregate
                                             amount of all Restricted Payments
                                             made by the Partnership and its
                                             Restricted Subsidiaries in
                                             accordance with this clause
                                             (4)(B)(ii)(I) during the period
                                             ending on the last day of the
                                             fiscal quarter of the Partnership
                                             immediately preceding the date of
                                             the Restricted Payment and
                                             beginning on the first day of the
                                             sixteenth full fiscal quarter
                                             immediately preceding the date of
                                             the Restricted Payment; plus

                                    (II)     the aggregate net cash proceeds of
                                             any substantially concurrent:

                                            (x)      capital contribution to the
                                                     Partnership from any Person
                                                     other than a Restricted
                                                     Subsidiary of the
                                                     Partnership; or

                                            (y)      issuance and sale of shares
                                                     of Capital Stock, other
                                                     than Redeemable Capital
                                                     Stock, of the Partnership
                                                     to any Person other than to
                                                     a Restricted Subsidiary
                                                     of the Partnership.

         The Restricted Payment may be made in assets other than cash, in which case the amount will be the fair market value, as determined in good faith by the General Partner, on the date of the Restricted Payment of the assets proposed to be transferred.

         The above provisions will not prohibit:

         (1) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would be permitted by the above paragraphs;

         (2) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Partnership or any Restricted Subsidiary of the Partnership in exchange for, or out of the net cash proceeds of, a substantially concurrent:

                  (A) capital contribution to the Partnership from any Person other than a Restricted Subsidiary of the Partnership; or

                  (B) issue and sale of other shares of Capital Stock, other than Redeemable Capital Stock, of the Partnership to any Person other than to a Restricted Subsidiary of the Partnership; provided, however, that the amount of any net cash proceeds that are utilized for any redemption, repurchase or other acquisition or retirement will be excluded from the calculation of Available Cash; or

         (3) any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of, a substantially concurrent:

                  (A) capital contribution to the Partnership from any Person other than a Restricted Subsidiary of the Partnership; or

                  (B)      issue and sale of:

                           (i) Capital Stock, other than Redeemable Capital Stock, of the Partnership to any Person other than to a Restricted Subsidiary of the Partnership; or

                           (ii) Indebtedness of the Partnership issued to any Person other than a Restricted Subsidiary of the Partnership, so long as the Indebtedness is Permitted Refinancing Indebtedness; provided, however, that the amount of any net cash proceeds that are utilized for any redemption, repurchase or other acquisition or retirement will be excluded from the calculation of Available Cash.

In computing the amount of Restricted Payments previously made for purposes of the Restricted Payments test above, Restricted Payments made under clause (1) above will be included and Restricted Payments made under clauses (2) and (3) shall not be so included.

LIMITATION ON LIENS

         The Partnership will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens, other than Permitted Liens, upon any of its properties or assets, whether owned on the 10 1/8% Senior Notes Issue Date or acquired afterwards.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

         The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions, including the sale, transfer, disposition, purchase, exchange or lease of assets, property or services, other than as provided for in the Operative Agreements, with, or for the benefit of any Affiliates of the Partnership unless:

         (1) the transaction or series of related transactions are between the Partnership and its Wholly Owned Restricted Subsidiaries or between two Wholly Owned Restricted Subsidiaries; or

         (2)      (A)      the transaction or series of related transactions are
                           on terms that are no less favorable to the Partnership or the Restricted Subsidiary, as the case may be, than those which would have been obtained in a comparable transaction at such time from Persons who are not Affiliates of the Partnership or Restricted Subsidiary and

                  (B) with respect to a transaction or series of transactions involving aggregate payments or value equal to or greater than $15 million, the Partnership shall have delivered an officers' certificate to the trustee certifying that the transaction or series of related transactions comply with the preceding clause
                           (A) and that the transaction or series of transactions have been approved by a majority of the Board of Directors of the General Partner, including a majority of the Disinterested Directors.

         However, this covenant will not restrict the Partnership, any Restricted Subsidiary or the General Partner from entering into:

         (1) any employment agreement, stock option agreement, restricted stock agreement or similar agreement in the ordinary course of business;

         (2) transactions permitted by the provisions of the indenture described under the covenant "Restricted Payments"; and

         (3) transactions in the ordinary course of business in connection with reinsuring the self-insurance programs or other similar forms of retained insurable risks of the retail propane business operated by the Partnership, its Subsidiaries and Affiliates.

LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

         The Partnership will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (1) pay dividends, in cash or otherwise, or make any other distributions on or with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

         (2) pay any Indebtedness owed to the Partnership or any other Restricted Subsidiary;

         (3) make loans or advances to, or any investment in, the Partnership or any other Restricted Subsidiary;

         (4) transfer any of its properties or assets to the Partnership or any other Restricted Subsidiary; or

         (5) guarantee any Indebtedness of the Partnership or any other Restricted Subsidiary.

Collectively, these restrictions are called the "Payment Restrictions." However, the following encumbrances or restrictions are permissible if they exist under or by reason of:

         -    applicable law;

         - any agreement in effect at or entered into on the 10 1/8% Senior Notes Issue Date, including the First Mortgage Notes outstanding on the 10 1/8% Senior Notes Issue Date and the Bank Credit Facilities in effect on the 10 1/8% Senior Notes Issue Date, or any agreement relating to any Permitted Indebtedness; provided, however, that the encumbrances and restrictions contained in the agreements governing the Permitted Indebtedness are no more restrictive with respect to the Payment Restrictions than those set forth in the agreements governing the First Mortgage Notes and the Bank Credit Facilities as in effect on the 10 1/8% Senior Notes Issue Date;

         - customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Partnership or any Restricted Subsidiary;

         - purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (4) above on the property so acquired;

         - any agreement or other instrument of a Person acquired by the Partnership or any Restricted Subsidiary, or of a Restricted Subsidiary of that Person, in existence at the time of the acquisition but not created in contemplation of the acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties, assets or Subsidiaries of the Person so acquired; or

         - provisions contained in agreements or instruments relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor of the Indebtedness unless the transferee shall assume the obligations of the obligor under the agreement or instrument.

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

         The Partnership will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to their properties. However, the Partnership and its Restricted Subsidiaries may enter into Sale and Leaseback Transactions with respect to property acquired or constructed after the 10 1/8% Senior Notes Issue Date; provided that:

         (1) the Partnership or the Restricted Subsidiary would be permitted under the indenture to incur Indebtedness secured by a Lien on the property in an amount equal to the Attributable Debt with respect to the Sale and Leaseback Transaction; or

         (2) the lease in the Sale and Leaseback Transaction is for a term not in excess of the lesser of:

                  (A)      three years; and

                  (B)      60% of the remaining useful life of such property.

LIMITATIONS ON AP EAGLE FINANCE CORP.

         In addition to the restrictions set forth under "Limitation on Additional Indebtedness" above, AP Eagle Finance Corp. may not incur any Indebtedness unless:

         (1) the Partnership is a co-obligor and guarantor of the Indebtedness;
or

         (2) the net proceeds of the Indebtedness are:

                  (A)      lent to the Partnership;

                  (B) used to acquire outstanding debt securities issued by the Partnership; or

                  (C) used, directly or indirectly, to refinance or discharge Indebtedness permitted under the limitation of this paragraph.

         AP Eagle Finance Corp. may not engage in any business not related, directly or indirectly, to obtaining money or arranging financing for the Partnership.

MERGER, CONSOLIDATION OR SALE OF ASSETS

         The indenture provides that the Partnership may not consolidate or merge with or into, whether or not the Partnership is the surviving Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

         (1)      (A)      the Partnership is the surviving Person; or

                  (B) the Person formed by or surviving the consolidation or merger, if other than the Partnership, or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

         (2) the Person formed by or surviving the consolidation or merger, if other than the Partnership, or to which the sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Partnership in accordance with a supplemental indenture in a form reasonably satisfactory to the trustee, under the notes and the indenture;

         (3) immediately after the transaction no Default or Event of Default exists; and

         (4) The Partnership or the Person formed by or surviving the consolidation or merger, if other than the Partnership, or to which the sale, assignment, transfer, lease, conveyance or other disposition has been made:

                  (A) will have, immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction, a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Partnership immediately preceding the transaction; and

                  (B) will, at the time of the transaction and after giving pro forma effect to it as if the transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant entitled "Limitation on Additional Indebtedness."

         The indenture also provides that AP Eagle Finance Corp. may not consolidate or merge with or into, whether or not they are the surviving Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

         (1)      (A)      AP Eagle Finance Corp. is the surviving Person; or

                  (B) the Person formed by or surviving the consolidation or merger, if other than AP Eagle Finance Corp., or to which the sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and is a Wholly Owned Restricted Subsidiary of the Partnership;

         (2) the Person formed by or surviving the consolidation or merger, if other than AP Eagle Finance Corp., or to which the sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of AP Eagle Finance Corp. in accordance with a supplemental indenture in a form reasonably satisfactory to the trustee, under the note and the indenture; and

         (3) immediately after such transaction no Default or Event of Default exists.

LINE OF BUSINESS

         The Partnership and its Restricted Subsidiaries will not materially and substantially engage in any business other than the Business in which the Partnership and its Restricted Subsidiaries were engaged on the 10 1/8% Senior Notes Issue Date.

REPORTS

         Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the noteholders:

         (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on that information by our certified independent accountants; and

         (2) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file the reports.

         In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all the information described in (1) and (2) above with the SEC for public availability, unless the SEC will not accept the filing. We will also make the information available to investors who request it in writing. Currently, we are required and do file quarterly and annual reports on Forms 10-Q and 10-K.

EVENTS OF DEFAULTS AND REMEDIES

         Each of the following is an "Event of Default":

         (1) default in the payment of the principal of or premium, if any, on any note when the same becomes due and payable, upon Stated Maturity, acceleration, optional redemption, required purchase, scheduled principal payment or otherwise;

         (2) default in the payment of an installment of interest on any of the notes, when the same becomes due and payable, which default continues for a period of 30 days;

         (3) failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture, other than a default specified in clause (1) or (2) above, and the default continues for a period of 45 days after written notice of the default requiring us to remedy the same shall have been given:

                  (A)      to the Partnership by the trustee; or

                  (B) to us and the trustee by holders of 25% in aggregate principal amount of the applicable notes then outstanding;

         (4) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Partnership or any Restricted Subsidiary of the Partnership then has outstanding Indebtedness, which default:

                  (A)      is caused by a failure to pay:

                           (i) principal with respect to Indebtedness of a Restricted Subsidiary at its Stated Maturity or within the applicable grace period, if any, provided with respect to the Indebtedness; or

                           (ii) principal, premium or interest with respect to Indebtedness of the Partnership within the applicable grace period, if any, provided in the Indebtedness, which, collectively, is a "Payment Default;" or

                  (B) results in the acceleration of the Indebtedness prior to its Stated Maturity and, in each case, the principal amount of the Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, amounts to $10 million or more;

         (5) a final judgment or judgments, which is or are non-appealable and nonreviewable or which has or have not been stayed pending appeal or review or as to which all rights to appeal or review have been expired or been exhausted, which cannot be stayed shall be rendered against:

                  (A)      the Partnership;

                  (B)      any Restricted Subsidiary;

                  (C)      the General Partner; or

                  (D) any Significant Subsidiary for the payment of money in excess of $10 million in the aggregate and any one of the judgments is not covered by insurance or discharged or execution of the judgment stayed pending appeal or review within 60 days after entry of such judgment, or, in the event of a stay, the judgment shall not be discharged within 30 days after the stay expires; or

         (6) certain events of bankruptcy, insolvency or reorganization with respect to us or any of our respective Significant Subsidiaries has occurred. If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% of principal amount of the applicable series of notes then outstanding may declare all the notes of that series to be due and payable immediately.

         Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Partnership or AP Eagle Finance Corp., any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. Noteholders may not enforce the indenture or the notes except as provided in the indenture. Subject to limitations, holders of a majority in principal amount of a series of then-outstanding notes may direct the trustee of that series of notes in its exercise of any trust or power. The trustee may withhold from noteholders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if the trustee determines in good faith that withholding notice is in their interest. If any Event of Default occurs because we or those acting on our behalf willfully intended to avoid payment of the premium that we would have to pay if we then elected to redeem the notes under the optional redemption provisions of the indenture governing the notes, then an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. The holders of a majority in aggregate principal amount of a series of notes issued under the indenture and then-outstanding by notice to the trustee for those notes may waive any existing Default or Event of Default for all noteholders of that series and its consequences under the indenture, except a continuing Default or Event of Default in the payment of any principal of, premium, if any, or interest on the notes. We are required to deliver to the trustee annually a statement regarding compliance with the indenture. In addition, upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying the Default or Event of Default.

NO PERSONAL LIABILITY OF LIMITED PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES AND UNITHOLDERS

         No limited partner of the Partnership or director, officer, employee, incorporator or stockholder of the General Partner or AP Eagle Finance Corp., as such, shall have any liability for any of our obligations under the notes, the indenture or for any claim based, in respect of, or by reason of, these obligations or their creation. Each noteholder, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

NON-RECOURSE

         Our obligations under the indenture are non-recourse to the General Partner and the Operating Partnership, and their respective Affiliates, other than ourselves, and are payable only out of our cash flow and assets. The trustee has, and each holder of a note, by accepting a note, is deemed to have, agreed in the indenture that:

         -    the General Partner and its assets,

         -    the Operating Partnership and its assets, and

         - their respective Affiliates, other than us, and their assets, shall not be liable for any of our obligations under the indenture or the notes.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         We may, at our option and at any time, elect to have all of our obligations discharged with respect to outstanding notes. This is known as "legal defeasance." However, under legal defeasance we cannot discharge:

         (1) the rights of holders of outstanding notes to receive payments with respect to any principal, premium, and interest on the notes when the payments are due;

         (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes;

         (3) our obligation to maintain an office or agency for payment and money for security payments held in trust;

         (4) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

         (5) the legal defeasance and covenant defeasance provisions of the indenture.

         In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture. This is called "covenant defeasance." After our obligations have been released in this manner, any failure to comply with these obligations will not constitute a Default or Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, reorganization and insolvency, described in the indenture and summarized in this prospectus under the caption "Events of Default" will no longer constitute an Event of Default with respect to the notes.

         In order to exercise either legal defeasance or covenant defeasance:

         (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the noteholders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in amounts sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal and any premium, and interest on the outstanding notes on the Stated Maturity or on the applicable redemption date;

         (2) in the case of legal defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

                  (A) we have received from, or there shall have been published by, the IRS a ruling; or

                  (B) since the date of the indenture, there shall have been a change in the applicable federal income tax law, in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

         (3) in the case of covenant defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

         (4) no Event of Default has occurred and is continuing on the date of the deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

         (5) the legal defeasance or covenant defeasance will not result in a breach, violation or constitute a default under any material agreement or instrument, other than the indenture, to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound;

         (6) we shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

         (7) we shall have delivered to the trustee an officers' certificate stating that we did not make the deposit with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our other creditors; and

         (8) we shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

         In general, the indenture and the notes may be amended or supplemented, and any existing default or compliance with any provision of the indenture or the notes may be waived, with the consent of the holders of at least a majority in principal amount of the notes then outstanding. This includes consents obtained in connection with a tender offer or exchange offer for notes. However, without the consent of each noteholder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting noteholder:

         (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

         (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders;"

         (3) reduce the rate of or change the time for payment of interest on any note;

         (4) waive a Default or Event of Default in the payment of principal, premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from the acceleration;

         (5) make any note payable in money other than that stated in the notes;

         (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal, of premium, if any, or interest on the notes;

         (7) waive a redemption payment with respect to any note, other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders;" or

         (8) make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of any noteholder, we and the trustee may amend or supplement the indenture or the notes to:

         -    cure any ambiguity, defect or inconsistency;

         - provide for uncertificated notes in addition to or in place of certificated notes;

         - provide for the assumption of our obligations to noteholders in the case of a merger or consolidation;

         - make any change that could provide any additional rights or benefits to the noteholders that does not adversely affect the legal rights under the indenture of any such holder; or

         - comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

THE TRUSTEE

         Should the trustee become our creditor, the indenture contains certain limitations on the trustee's rights to obtain payment of claims or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must:

         -    eliminate the conflict within 90 days;

         -    apply to the SEC for permission to continue; or

         -    resign.

         The holders of a majority in principal amount of the then-outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an uncured Event of Default occurs, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any noteholder, unless the noteholder offers to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the indenture and in the summary of the notes set forth above. We urge you to read the indenture and the form of note because they, not this summary description, define the rights of the noteholders and include all the details about the notes and those rights.

"10 1/8% Senior Notes Issue Date" means April 19, 1995, the date of the indenture governing the 10 1/8% Senior Notes.

"10 1/8% Senior Notes" means the 10 1/8% Senior Notes due April 15, 2007 issued by the Partnership and AmeriGas Finance Corp.

"Acquired Indebtedness" means, with respect to any specified Person:

         (1) Indebtedness of any other Person existing at the time the other Person merged with or into or became a Subsidiary of the specified Person, including Indebtedness incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Subsidiary of the specified Person; and

         (2) Indebtedness encumbering any asset acquired by the specified
Person.

"Acquisition Facility" means the loan facility of the Operating Partnership provided for in the Credit Agreement, for the purpose of financing acquisitions.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the specified Person. For purposes of this definition, "control" means the power to direct the management and policies, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term "Affiliate" shall not include any Wholly Owned Restricted Subsidiary.

"Asset Acquisition" means:

         (1) an Investment by the Partnership or any Restricted Subsidiary of the Partnership in any other Person pursuant to which the Person shall become a Restricted Subsidiary of the Partnership, or shall be merged with or into the Partnership or any Restricted Subsidiary of the Partnership;

         (2) the acquisition by the Partnership or any Restricted Subsidiary of the Partnership of the assets of any Person, other than a Restricted Subsidiary of the Partnership, which constitute all or substantially all of the assets of such Person; or

         (3) the acquisition by the Partnership or any Restricted Subsidiary of the Partnership of any division or line of business of any Person, other than a Restricted Subsidiary of the Partnership.

"Attributable Debt" means, with respect to any Sale and Leaseback Transactions not involving a Capital Lease, as of any date of determination, the total obligation, discounted to present value at the rate of interest implicit in the lease included in the transaction, of the lessee for rental payments during the remaining portion of the term of the lease, including extensions which are at the sole option of the lessor, of the lease included in the transaction. For purposes of this definition, the rental payments shall not include amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights. In the case of any lease which is terminable by the lessee upon the payment of a penalty, the rental obligation shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

"Available Cash" as to any quarter means:

         (1) the sum of:

                  (A) all cash of the Partnership, the Operating Partnership and any Subsidiaries thereof, treated as a single consolidated entity (together, the "Partnership Group"), on hand at the end of the quarter; and

                  (B) all additional cash of the Partnership Group on hand on the date of determination of Available Cash with respect to the quarter resulting from borrowings subsequent to the end of the quarter;

         (2) less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to:

                  (A) provide for the proper conduct of the business of the Partnership Group, including reserves for future capital expenditures, subsequent to the quarter;

                  (B)      provide funds for distributions under Section 5.3(a),
                           (b) and (c) or 5.4(a) of the Partnership Agreement in respect of any one or more of the next four quarters; or

                  (C) comply with applicable law or any debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or its assets are subject;

provided, however, that Available Cash attributable to any Restricted Subsidiary of the Partnership will be excluded to the extent dividends or distributions of Available Cash by the Restricted Subsidiary are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation.

"Bank Credit Facilities" means the Acquisition Facility and the Revolving Loan Facility.

"Business" means wholesale and retail sales, distribution and storage of propane gas and related petroleum derivative products and the retail sale and distribution of propane related supplies and equipment, including home appliances.

"Capital Lease" means, with respect to any Person, any lease of any property, whether real, personal or mixed, by a Person, as lessee of guarantor or other surety, which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of the Person.

"Capital Stock" means, with respect to any Person, any and all shares, interests, units representing interests, participations, rights in or other equivalents, however designated, of the Person's capital stock, including, with respect to partnerships, partnership interests, whether general or unlimited, any and other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distributions of assets of, the partnership, and any rights, other than debt securities convertible into capital stock, warrants or options exchangeable to or convertible into capital stock. "Consolidated Borrowing Base Amount" means an amount equal to the sum of:

         (1) 70% of the face amount of Eligible Accounts Receivable of the Partnership and its Restricted Subsidiaries; and

         (2) 70% of the book value, calculated on a first-in, first-out basis, of the consolidated Inventory of the Partnership and its Restricted Subsidiaries, in each case as determined in accordance with GAAP. To the extent that information is not available as to the amount of Eligible Accounts Receivable or Inventory as of a specific date, the Partnership may utilize the most recent available information for purposes of calculating the Consolidated Borrowing Base Amount.

"Consolidated Cash Flow Available for Fixed Charges" means, with respect to the Partnership and its Restricted Subsidiaries, for any period, the sum of, without duplication, the amounts for the period, taken as single accounting, of:

         (1) Consolidated Net Income;

         (2) Consolidated Non-cash Charges;

         (3) Consolidated Interest Expense; and

         (4) Consolidated Income Tax Expense.

"Consolidated Fixed Charge Coverage Ratio" means, with respect to the Partnership and its Restricted Subsidiaries, the ratio of:

         (1) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of the Person for the four full fiscal quarters immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Four Quarter Period"); to

         (2) the aggregate amount of Consolidated Fixed Charges of the Person for the Four Quarter Period.

In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of the calculation to, without duplication:

         (1) the incurrence or repayment of any Indebtedness, other than revolving credit borrowings, of the Partnership or any of its Restricted Subsidiaries (and in the case of any incurrence, the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make the calculation (and the application of the net proceeds thereof), as if the incurrence (and application) occurred on the first day of the Reference Period; and

         (2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make the calculation as a result of the Partnership or one of its Restricted Subsidiaries, including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition, incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if the Asset Sale or Asset Acquisition occurred on the first day of the Reference Period; provided, however, that:

                  (A) Consolidated Fixed Charges will be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to the Consolidated Fixed Charges subsequent to the date of determination of the Consolidated Fixed Charge Coverage Ratio; and

                  (B) Consolidated Cash Flow Available for Fixed Charges generated by an acquired business or asset shall be determined by the actual gross profit, which is equal to revenues minus cost of goods sold, of the acquired business or asset during the immediately preceding four full fiscal quarters in the Reference Period, minus the pro forma expenses that would have been incurred by the Partnership and its Restricted Subsidiaries in the operation of the acquired business or asset during the period computed on the basis of personnel expenses for employees retained or to be retained by the Partnership and its Restricted Subsidiaries in the operation of the acquired business or asset and non-personnel costs and expenses incurred by the Partnership and its Restricted Subsidiaries in the operation of the Partnership's business at similarly situated facilities.

Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the "Consolidated Fixed Charge Coverage Ratio":

         (1) interest on outstanding Indebtedness, other than Indebtedness referred to in clause (2) below, determined on a fluctuating basis as of the last day of the Four Quarter Period and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on that date;

         (2) only actual interest payments associated with Indebtedness incurred in accordance with clauses (5) and (7) of the definition of Permitted Indebtedness and all Permitted Refinancing Indebtedness in respect thereof, during the Four Quarter Period shall be included in the calculation; and

         (3) if interest on any Indebtedness actually incurred on the date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the last day of the Four Quarter Period will be deemed to have been in effect during the period. "Consolidated Fixed Charges" means, with respect to the Partnership and its Restricted Subsidiaries for any period, the sum of, without duplication:

                  (A) the amounts for such period of Consolidated Interest Expense; and

                  (B)      the product of:

                           (i) the aggregate amount of dividends and other distributions paid or accrued during the period in respect of Preferred Stock and Redeemable Capital Stock of the Partnership and its Restricted Subsidiaries on a consolidated basis; and

                           (ii) a fraction, the numerator of which is one and the denominator of which is one less the then applicable current combined federal, state and local statutory tax rate, expressed as a percentage.

"Consolidated Income Tax Expense" means, with respect to the Partnership and its Restricted Subsidiaries for any period, the provision for federal, state, local and foreign income taxes of the Partnership and its Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP.

"Consolidated Interest Expense" means, with respect to the Partnership and its Restricted Subsidiaries, for any period, without duplication, the sum of:

         (1) the interest expense of the Partnership and its Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

                  (A)      any amortization of debt discount;

                  (B)      the net cost under Interest Rate Agreements;

                  (C) the interest portion of any deferred payment obligation;

                  (D) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; and

                  (E) all accrued interest for all instruments evidencing Indebtedness; and

         (2) the interest component of Capital Leases paid or accrued or scheduled to be paid or accrued by the Partnership and its Restricted Subsidiaries during the period as determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" means the net income of the Partnership and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP and as adjusted to exclude:

         (1) net after-tax extraordinary gains or losses;

         (2) net after-tax gains or losses attributable to Asset Sales;

         (3) the net income or loss of any Person which is not a Restricted Subsidiary and which is accounted for by the equity method of accounting, provided that Consolidated Net Income shall include the amount of dividends or distributions actually paid to the Partnership or any Restricted Subsidiary;

         (4) the net income or loss prior to the date of acquisition of any Person combined with the Partnership or any Restricted Subsidiary in a pooling of interest;

         (5) the net income of any Restricted Subsidiary to the extent that dividends or distributions of that net income are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation; and

         (6) the cumulative effect of any changes in accounting principles.

"Consolidated Net Worth" means, with respect to the Partnership and its Restricted Subsidiaries at any date, the consolidated stockholders' equity or partners' capital of the Person less the amount of the stockholders' equity or partners' capital attributable to Redeemable Capital Stock of the Partnership and its Restricted Subsidiaries, as determined in accordance with GAAP.

"Consolidated Non-cash Charges" means, with respect to the Partnership and its Restricted Subsidiaries for any period, the aggregate depreciation, amortization and any other non-cash charges resulting from writedowns of non-current assets, in each case which reduces the Consolidated Net Income of Partnership and its Restricted Subsidiaries for the period, as determined on a consolidated basis in accordance with GAAP.

"Credit Agreement" means the Credit Agreement, dated as of April 12, 1995, among the Operating Partnership, the General Partner, Petrolane and Bank of America National Trust and Savings Association, in its individual capacity and as agent, and the other banks which are or become parties from time to time thereto, evidencing the Bank Credit Facilities, and as it may be amended, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto, and any successor or replacement facility entered into compliance with the indenture.

"Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

"Designation Amount" means, with respect to the designation of a Restricted Subsidiary or a newly acquired or formed Subsidiary as an Unrestricted Subsidiary, an amount equal to the sum of:

         (1) the net book value of all assets of the Subsidiary at the time of the designation in the case of a Restricted Subsidiary; and

         (2) the cost of acquisition or formation in the case of a newly acquired or formed Subsidiary.

"Disinterested Director" means, with respect to any transaction or series of transactions with affiliates, a member of the Board of Directors of the General Partner who has no financial interest, and whose employer has no financial interest, in the transaction or series of transactions.

"Eligible Accounts Receivable" means consolidated accounts receivable of the Partnership and its Restricted Subsidiaries that are no more than 60 days past due under their scheduled payment terms.

"ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

"Event of Default" has the meaning set forth under "Events of Default" herein.

"First Mortgage Notes" means:

         (1) the First Mortgage Notes, Series A through C, issued pursuant to the note agreements dated as of the 10 1/8% Series B Senior Notes Issue Date;

         (2) the First Mortgage Notes, Series D, issued pursuant to the note agreement dated as of March 15, 1999; and

         (3) the First Mortgage Notes, Series E, issued pursuant to the note agreement dated as of March 15, 2000;

in each case as these note agreements may be amended, supplemented or otherwise modified from time to time, including all exhibits and schedules to these note agreements, and as the Indebtedness evidenced by these note agreements may be extended, renewed, refunded or refinanced from time to time.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in the other statements by the other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable from time to time.

"General Partner" means AmeriGas Propane, Inc., a Pennsylvania corporation, and any successors in the capacity of General Partner of the Partnership or the Operating Partnership, including, if applicable, more than one successor in any such capacity at the same time.

"Guaranty" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of the Person with respect to any Indebtedness, lease, cash dividend or other obligation of another, including without limitation:

         (1) any obligation directly or indirectly guaranteed or endorsed, otherwise than for collection or deposit in the ordinary course of business, by the Person, or in respect of which the Person is otherwise directly or indirectly liable;

         (2) any other obligation under any contract which, in economic effect, is substantially equivalent to a guaranty, including, without limitation, any obligation of a partnership in which the Person is a General Partner or of a joint venture in which the Person is a joint venturer; or

         (3) any obligation in effect guaranteed by the Person through any agreement, contingent or otherwise, to purchase, repurchase or otherwise acquire the obligation or any security therefor, or to provide funds for the payment or discharge of the obligation, whether in the form of loans, advances, stock purchases, capital contributions or otherwise, or to maintain the solvency of any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or nonfurnishing thereof; in any case if the purpose or intent of the agreement is to provide assurance that the obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of the obligation will be protected against loss in respect thereof.

"Indebtedness" means, as applied to any Person, without duplication:

         (1) any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument or letter of credit, or reimbursement agreements in respect thereof, which the Person has, directly or indirectly, created, incurred or assumed;

         (2) any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument secured by any Lien in respect of property owned by the Person, whether or not the Person has assumed or become liable for the payment of the indebtedness; provided that the amount of the Indebtedness, if the Person has not assumed the same or become liable therefor, shall in no event be deemed to be greater than the fair market value from time to time, as determined in good faith by the Person of the property subject to the Lien;

         (3) any indebtedness, whether or not for borrowed money, excluding trade payables and accrued expenses arising in the ordinary course of business, with respect to which the Person has become directly or indirectly liable and which represents the deferred purchase price, or a portion thereof, or has been incurred to finance the purchase price, or a portion thereof, of any property or service or business acquired by the Person, whether by purchase, consolidation, merger or otherwise;

         (4) the principal component of any obligations under Capital Leases to the extent the obligations would, in accordance with GAAP, appear on the balance sheet of the Person;

         (5) all Attributable Debt of the Person in respect of Sale and Leaseback Transactions not involving a Capital Lease;

         (6) any indebtedness of the character referred to in clause (1), (2),
(3), (4) or (5) of this definition deemed to be extinguished under GAAP but for which the Person remains legally liable;

         (7) any indebtedness of any other Person of the character referred to in clause (1), (2), (3), (4), (5) or (6) of this definition with respect to which the Person whose Indebtedness is being determined has become liable by way of a Guaranty;

         (8) all Redeemable Capital Stock of the Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

         (9) any Preferred Stock of any Subsidiary of the Person valued at the liquidation preference thereof or any mandatory redemption payment obligations in respect thereof plus, in either case, accrued dividends thereon; and

         (10) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of the Redeemable Capital Stock as if it were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture and if the price is based upon, or measured by, the fair market value of the Redeemable Capital Stock, the fair market value shall be determined in good faith by the board of directors of the issuer of the Redeemable Capital Stock.

"Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Partnership or any Restricted Subsidiary from fluctuations in interest rates.

"Inventory" means goods held by a Person for sale or lease or to be furnished under contracts of service or if the Person has so furnished them, or if they are raw materials, work-in-process materials used or consumed in the Business or finished inventory of every type or description, including, without limitation, all liquified petroleum gas, in each case as would be shown as inventory on a balance sheet of the Person prepared in accordance with GAAP consistently applied, and all documents of title covering the inventory, and shall specifically include all "inventory" as such term is defined in the New York Uniform Commercial Code, now or hereafter owned by the Person.

"Investment" means as applied to any Person:

         (1) any direct or indirect purchase or other acquisition by the Person of stock or other securities of any other Person; or

         (2) any direct or indirect loan, advance or capital contribution by the Person to any other Person and any other item which would be classified as an "investment" on a balance sheet of the Person prepared in accordance with GAAP;

including without limitation any direct or indirect construction by the Person of property or assets to a joint venture, partnership or other business entity in which the Person retains an interest, it being understood that a direct or indirect purchase or other acquisition by the Person of assets of any other Person, other than stock or other securities, shall not constitute an "Investment" for purposes of the indenture.

The amount classified as Investments made during any period shall be the aggregate cost to the Partnership and its Restricted Subsidiaries of all the Investments made during the period, determined in accordance with GAAP, but without regard to unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of the Investments and without regard to the existence of any undistributed earnings or accrued interest with respect thereto accrued after the respective dates on which the Investments were made, less any net return of capital realized during the period upon the sale, repayment or other liquidation of the Investments, determined in accordance with GAAP, but without regard to any amounts received during the period as earnings in the form of dividends not constituting a return of capital, interest or otherwise on the Investments or as loans from any Person in whom the Investments have been made.

"Issue Date" means, with respect to the notes, the date on which the notes are originally issued.

"Lien" means any mortgage, charge, pledge, lien, statutory or other, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which the Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement.

"Maturity Date" means, with respect to the notes, the date on which any principal of the notes becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to the principal or by declaration of acceleration, call for redemption or purchase or otherwise.

"Moody's" means Moody's Investors Service, Inc.  and its successors.

"Net Amount of Unrestricted Investment" means, without duplication, the sum of:

         (1) the aggregate amount of all Investments made after the 10 1/8% Senior Notes Issue Date pursuant to subdivision (8) of the definition of Permitted Investment, computed as provided in the last sentence of the definition of Investment; and

         (2) the aggregate of all Designation Amounts in connection with the designation of Unrestricted Subsidiaries, less all Designation Amounts in respect of Unrestricted Subsidiaries which have been designated as Restricted Subsidiaries and otherwise reduced in a manner consistent with the provisions of the last sentence of the definition of Investment.

"Net Proceeds" means, with respect to any Asset Sale or sale of Capital Stock, the proceeds therefrom in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents, except to the extent that the deferred payment obligations are financed or sold with recourse to the Partnership or any of its Restricted Subsidiaries, net of:

         (1) brokerage commissions and other fees and expenses related to the Asset Sale, including, without limitation, fees and expenses of legal counsel and accountants and fees, expenses, discounts or commissions of underwriters, placement agents and investment bankers;

         (2) provisions for all taxes payable as a result of the Asset Sale;

         (3) amounts required to be paid to any Person, other than the Partnership or any Restricted Subsidiary of the Partnership, owning a beneficial interest in the assets subject to the Asset Sale;

         (4) appropriate amounts to be provided by the Partnership or any Restricted Subsidiary of the Partnership, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with the Asset Sale and retained by the Partnership or any Restricted Subsidiary of the Partnership, as the case may be, after the Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with the Asset Sale; and

         (5) amounts required to be applied to the repayment of Indebtedness secured by any Lien on the asset or assets sold in the Asset Sale.

"Operating Partnership Agreement" is the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as in effect on the Issue Date, and as the same may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

"Operative Agreements" means the:

         (1) Partnership Agreement;

         (2) Operating Partnership Agreement; and

         (3) other agreements entered into between the Partnership or the Operating Partnership and any of their respective Affiliates, including the General Partner, on the 10 1/8% Senior Notes Issue Date.

"Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Partnership, as in effect on the Issue Date, and as the same may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

"Permitted Investments" means any of the following:

         (1) Investments made or owned by the Partnership or any Restricted Subsidiary in:

                  (A) marketable obligations issued or unconditionally guaranteed by the United States, or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing one year or less from the date of acquisition thereof;

                  (B) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at such date the highest rating obtainable from either S&P or Moody's;

                  (C) commercial paper maturing no more than 270 days from the date of creation thereof and having as at the date of acquisition thereof one of the two highest ratings obtainable from either S&P or Moody's;

                  (D) certificates of deposit maturing one year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States or any state thereof or the District of Columbia or Canada;

                           (i) the commercial paper or other short term unsecured debt obligations of which are as at such date rated either "A-2" or better (or comparably if the rating system is changed) by S&P or "Prime-2" or better (or comparably if the rating system is changed) by Moody's; or


                           (ii) the long-term debt obligations of which are, as at such date, rated either "A" or better (or comparably if the rating system is changed) by either S&P or Moody's ("Permitted Banks");

                  (E) eurodollar time deposits having a maturity of less than 270 days from the date of acquisition thereof purchased directly from any Permitted Bank;

                  (F) bankers' acceptances eligible for rediscount under requirements of the Board of Governors of the Federal Reserve System and accepted by Permitted Banks; and

                  (G) obligations of the type described in clauses (1)(A) through (E) above purchased from a securities dealer designated as a "primary dealer" by the Federal Reserve Bank of New York or from a Permitted Bank as counterparty to a written repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of the Partnership or a Restricted Subsidiary by a custodian which is a Permitted Bank and which is not a counterparty to the repurchase agreement in question;

         (2) the acquisition by the Partnership or any Restricted Subsidiary of Capital Stock or other ownership interests, whether in a single transaction or in a series of related transactions, of a Person located in the United States or Canada and engaged in substantially the same business as the Partnership such that, upon the completion of such transaction or series of transactions, the Person becomes a Restricted Subsidiary;

         (3) subject to the provisions of subdivision (8) below, the making or ownership by the Partnership or any Restricted Subsidiary of Investments (in addition to Investments permitted by subdivisions (1), (2) and (4) through (7)) in any Person incorporated or otherwise formed pursuant to the laws of the United States or Canada or any state thereof which is engaged in the United States or Canada in substantially the same business as the Partnership; provided that the aggregate amount of all such Investments made by the Partnership and its Restricted Subsidiaries following the 10 1/8% Senior Notes Issue Date and outstanding pursuant to this subdivision (3) and subdivision (8) below shall not at any date of determination exceed 10% of Total Assets (the "Investment Limit"); provided that, in addition to Investments that would be permitted under the Investment Limit, during any fiscal year the Partnership and its Restricted Subsidiaries may invest up to $25 million (the "Annual Limit") pursuant to the provisions of this subdivision (3), but the unused amount of the Annual Limit shall not be carried over to any future years;

         (4) the making or ownership by the Partnership or any Restricted Subsidiary of Investments:

                  (A) arising out of loans and advances to employees incurred in the ordinary course of business;

                  (B) arising out of extensions of trade credit or advances to third parties in the ordinary course of business; and

                  (C) acquired by reason of the exercise of customary creditors' rights upon default or pursuant to the bankruptcy, insolvency or reorganization of a debtor;

         (5) the creation or incurrence of liability by the Partnership or any Restricted Subsidiary, with respect to any Guaranty constituting an obligation, warranty or indemnity, not guaranteeing Indebtedness of any Person, which is undertaken or made in the ordinary course of business;

         (6) the creation or incurrence of liability by the Partnership or any Restricted Subsidiary with respect to any Interest Rate Agreements;

         (7) the making by any Restricted Subsidiary of Investments in the Partnership or another Restricted Subsidiary;

         (8) the making or ownership by the Partnership or any Restricted Subsidiary of Investments in Unrestricted Subsidiaries; provided that the Net Amount of Unrestricted Investment shall not at any time exceed $5 million (and subject to the limitations specified in subdivision (3) above); and

         (9) the making or ownership by the Partnership or any Restricted Subsidiary of Investments in the Operating Partnership.

"Permitted Liens" means any of the following:

         (1) Liens for taxes, assessments or other governmental charges, the payment of which is not yet due and is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provision, if any, as shall be required by GAAP, shall have been made therefor and be adequate in the good faith judgment of the obligor;

         (2) Liens of lessors, landlords and carriers, vendors, warehousemen, mechanics, materialmen, repairmen and other like Liens incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made therefor and be adequate in the good faith judgment of the obligor, in each case:

                  (A) not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property; or

                  (B) incurred in the ordinary course of business securing the unpaid purchase price of property or services constituting current accounts payable;

         (3) Liens, other than any Lien imposed by ERISA, incurred or deposits made in the ordinary course of business:

                  (A) in connection with workers' compensation, unemployment insurance and other types of social security; or

                  (B) to secure or to obtain letters of credit that secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money;

         (4) other deposits made to secure liability to insurance carriers under insurance or self-insurance arrangements;

         (5) Liens securing reimbursement obligations under letters of credit; provided in each case that such Liens cover only the title documents and related goods and any proceeds thereof covered by the related letter of credit;

         (6) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal or review, or shall not have been discharged within 60 days after expiration of any such stay;

         (7) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, which, in each case either:

                  (A) are granted, entered into or created in the ordinary course of the business of the Partnership or any Restricted Subsidiary; or

                  (B) do not materially impair the value or intended use of the property covered thereby;

         (8) Liens on property or assets of any Restricted Subsidiary securing Indebtedness of the Restricted Subsidiary owing to the Partnership or a Wholly Owned Restricted Subsidiary;

         (9) Liens on assets of the Partnership or any Restricted Subsidiary existing on the 10 1/8% Senior Notes Issue Date;

         (10) Liens securing Indebtedness evidenced by the First Mortgage Notes or any extension, renewal, refunding or refinancing of any such Indebtedness;

         (11) Liens securing Indebtedness incurred under the Acquisition Facility or any extension, renewal, refunding or refinancing of any such Indebtedness;

         (12) Liens securing Indebtedness incurred under the Revolving Loan Facility or any extension, renewal, refunding or refinancing of any such Indebtedness;

         (13) Liens, other than the Liens referred to in clauses (11) and (12) above, securing Indebtedness incurred in accordance with:

                  (A)      clause (5) of the definition of Permitted
                           Indebtedness;

                  (B) clauses (6) and (8) of the definition of Permitted Indebtedness; or

                  (C) Indebtedness otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant to the extent incurred:

                           (i) to finance the making of expenditures for the improvement or repair (to the extent the improvements and repairs may be capitalized on the books of the Partnership and the Restricted Subsidiaries in accordance with
                                    GAAP) of, or additions including additions by way of acquisitions of businesses and related assets to, the assets and property of the Partnership and its Restricted Subsidiaries; or

                           (ii) by assumption in connection with additions including additions by way of acquisition or capital contributions of businesses and related assets to the property and assets of the Partnership and its Restricted Subsidiaries; provided that, in the case of Indebtedness incurred in accordance with clause 13(A) or (C) above, the principal amount of the Indebtedness does not exceed the lesser of the cost to the Partnership and its Restricted Subsidiaries of the additional property or assets and the fair market value of the additional property or assets at the time of the acquisition thereof, as determined in good faith by the General Partner;

         (14) Liens existing on any property of any Person at the time it becomes a Subsidiary of the Partnership, or existing at the time of acquisition upon any property acquired by the Partnership or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the Partnership or the Subsidiary, or created to secure Indebtedness incurred to pay all or any part of the purchase price (a "Purchase Money Lien") of property including, without limitation, Capital Stock and other securities acquired by the Partnership or a Restricted Subsidiary; provided that:

                  (A) the Lien shall be confined solely to the item or items of property and, if required by the terms of the instrument originally creating the Lien, other property which is an improvement to or is acquired for use specifically in connection with the acquired property;

                  (B) in the case of a Purchase Money Lien, the principal amount of the Indebtedness secured by the Purchase Money Lien shall at no time exceed an amount equal to the lesser of:

                           (i)      the cost to the Partnership and the
                                    Restricted Subsidiaries of the property; and

                           (ii) the fair market value of the property at the time of the acquisition thereof as determined in good faith by the General Partner;

                  (C) the Purchase Money Lien shall be created not later than 30 days after the acquisition of the property; and

                  (D) the Lien, other than a Purchase Money Lien, shall not have been created or assumed in contemplation of the Person's becoming a Subsidiary of the Partnership or the acquisition of property by the Partnership or any Subsidiary;

         (15) easements, exceptions or reservations in any property of the Partnership or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of the business of the Partnership or any Restricted Subsidiary;

         (16) Liens arising from or constituting permitted encumbrances under the agreements and instruments securing the obligations under the First Mortgage Notes and the Bank Credit Facilities; and

         (17) any Lien renewing or extending any Lien permitted by subdivisions
(9) through (14); provided that:

                  (A) the principal amount of the Indebtedness secured by any such Lien shall not exceed the principal amount of the Indebtedness outstanding immediately prior to the renewal or extension of the Lien; and

                  (B) no assets encumbered by the Lien other than the assets encumbered immediately prior to the renewal or extension shall be encumbered thereby.

"Permitted Refinancing Indebtedness" means Indebtedness incurred by the Partnership or any Restricted Subsidiary to substantially concurrently (excluding any notice period on redemptions) repay, refund, renew, replace, extend or refinance, in whole or in part, any Permitted Indebtedness of the Partnership or any Restricted Subsidiary or any other Indebtedness incurred by the Partnership or any Restricted Subsidiary pursuant to the "Limitation on Additional Indebtedness" covenant, to the extent:

         (1) the principal amount of the Permitted Refinancing Indebtedness does not exceed the principal or accreted amount plus the amount of accrued and unpaid interest of the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced except that, in the case of the 8 7/8% notes, the Permitted Refinancing Indebtedness may include the redemption premiums set forth above under "Optional Redemption," in the case of the 10 1/8% Senior Notes, the Permitted Refinancing Indebtedness may include the redemption premiums provided in the indenture governing the 10 1/8% Senior Notes and, in the case of the First Mortgage Notes, the Permitted Refinancing Indebtedness may include the amount of any unamortized premium;

         (2) with respect to the repayment, refunding, renewal, replacement, extension or refinancing of our Indebtedness, the Permitted Refinancing Indebtedness ranks no more favorably in right of payment with respect to the notes than the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced; and

         (3) with respect to the repayment, refunding, renewal, replacement, extension or refinancing our Indebtedness, the Permitted Refinancing Indebtedness has a Weighted Average Life to Stated Maturity and Stated Maturity equal to, or greater than, and has no fixed mandatory redemption or sinking fund requirement in an amount greater than or at a time prior to the amounts set forth in, the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced;

provided, however, that Permitted Refinancing Indebtedness shall not include Indebtedness incurred by a Restricted Subsidiary to repay, refund, renew, replace, extend or refinance Indebtedness of the Partnership.

"Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, charitable foundation, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Petrolane" means Petrolane Incorporated, a Pennsylvania corporation, and its successors.

 "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock, other than the common units, of any class or classes, however designated, which is preferred as to the payment of distributions and dividends, or upon any voluntary or involuntary liquidation or dissolution of the Person, over shares or units of Capital Stock of any other class of the Person.

"Redeemable Capital Stock" means any shares of any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity with respect to the principal of any note or is redeemable at the option of its holder at any time prior to the Stated Maturity of the notes, or is convertible into or exchangeable for debt securities at any time prior to the Stated Maturity of the notes.

"Restricted Subsidiary" means a Subsidiary of the Partnership, which, as of the date of determination, is not an Unrestricted Subsidiary of the Partnership.

"Revolving Loan Facility" means the revolving loan facility of the Operating Partnership provided for in the Credit Agreement.

"S&P" means Standard & Poor's Ratings Group, and its successors.

"Sale and Leaseback Transaction" of any Person (a "Transferor") means any arrangement, other than one between the Partnership and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries, whereby:

         (1) property (the "Subject Property") has been or is to be disposed of by the Transferor to any other Person with the intention on the part of the Transferor of taking back a lease of the Subject Property pursuant to which the rental payments are calculated to amortize the purchase price of the Subject Property substantially over the useful life of the Subject Property; and

         (2) the Subject Property is in fact so leased by the Transferor or an Affiliate of the Transferor.

"Significant Subsidiary" shall have the same meaning as defined in Rule 1.02(v) of Regulation S-X under the Securities Act.

"Stated Maturity" means:

         (1) when used with respect to any note or any installment of interest thereon, the date specified in the note as the fixed date on which the principal of the note or such installment of interest is due and payable; and

         (2) when used with respect to any other Indebtedness, means the date or dates specified in the instrument governing the Indebtedness as the fixed date or dates on which each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, or any installment of interest thereon, is due and payable.

"Subordinated Indebtedness" means the Indebtedness of the Partnership which is expressly subordinated in right of payment to the notes.

"Subsidiary" means, with respect to any Person:

         (1) a corporation whose majority Voting Stock or, in the case of a partnership, a majority of the partners' Capital Stock, considering all partners' Capital Stock as a single class, is at the time, directly or indirectly, owned by the Person, by one or more Subsidiaries of the Person or by the Person and one or more of its Subsidiaries; and

         (2) any other Person, including, without limitation, a joint venture, in which the Person, one or more of its Subsidiaries or the Person and one or more of its Subsidiaries, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of its directors, managers, General Partners or trustees or other Person performing similar functions or, if the Persons are not elected, to vote on any matter that is submitted to the vote of all Persons holding ownership interests in the entity. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

"Total Assets" means, as of any date of determination, the consolidated total assets of the Partnership and the Restricted Subsidiaries as would be shown on a consolidated balance sheet of the Partnership and the Restricted Subsidiaries prepared in accordance with GAAP as of that date.

"Unrestricted Subsidiary" means any Subsidiary of the Partnership or a Restricted Subsidiary that is designated as such by the General Partner; provided that no portion of the Indebtedness or any other obligation contingent or otherwise of such Subsidiary:

         (1) is guaranteed by the Partnership or any Restricted Subsidiary;

         (2) is recourse to or obligates the Partnership or any Restricted Subsidiary in any way; or

         (3) subjects any property or assets of the Partnership or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof.

Notwithstanding the foregoing, the Partnership or a Restricted Subsidiary may Guaranty or agree to provide funds for the payment or maintenance of, or otherwise become liable with respect to Indebtedness of an Unrestricted Subsidiary, but only to the extent that the Partnership or a Restricted Subsidiary would be permitted to:

         (1) make an Investment in the Unrestricted Subsidiary pursuant to subdivision (8) of the definition of Permitted Investments; and

         (2) incur the Indebtedness represented by the Guaranty or agreement pursuant to the first paragraph of the covenant captioned "Limitation on Additional Indebtedness." The board of directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to the designation:

                  (A) there exists no Event of Default or event which after notice or lapse or time or both would become an Event of Default; and

                  (B) if the Unrestricted Subsidiary has, as of the date of the designation, outstanding Indebtedness other than Permitted Indebtedness, the Partnership could incur at least $1.00 of Indebtedness other than Permitted Indebtedness.

Notwithstanding the foregoing:

         (1) no Subsidiary may be designated an Unrestricted Subsidiary if the Subsidiary, directly or indirectly, holds Capital Stock of a Restricted Subsidiary; and

         (2) neither the Operating Partnership nor AP Eagle Finance Corp. may be designated an Unrestricted Subsidiary.

"Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, General Partners or trustees of any Person, irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency, or, with respect to a partnership, whether general or limited, any General Partner interest in the partnership.

"Weighted Average Life to Stated Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         (1) the sum of the products obtained by multiplying:

                  (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

                  (B) the number of years, calculated to the nearest one-twelfth, that will elapse between the date and the making of the payment, by

         (2) the then outstanding principal amount of the Indebtedness;

provided, however, that with respect to any revolving Indebtedness, the foregoing calculation of Weighted Average Life to Stated Maturity shall be determined based upon the total available commitments and the required reductions of commitments in lieu of the outstanding principal amount and the required payments of principal, respectively.

"Wholly Owned Restricted Subsidiary" means the Operating Partnership or any Subsidiary of the Partnership of which 100% of the outstanding Capital Stock is owned by the Partnership or by one or more Wholly Owned Restricted Subsidiaries of the Partnership. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

FORM OF NOTES

         The certificates representing the notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee, in the form of a global note. Holders of the notes will own book-entry interests in the global note evidenced by records maintained by DTC. Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if:

         (1) DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary;

         (2) we provide for the exchange pursuant to the terms of the indenture; or

         (3) we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the Trustee instructions to that effect.

As of the date of this prospectus, $200,000,000 of the notes have already been issued and are outstanding.

                    DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

10 1/8% SENIOR NOTES

         We currently have outstanding $85 million aggregate principal amount of 10 1/8% senior notes due 2007. These notes were issued pursuant to an indenture dated as of April 19, 1995, with First Union National Bank, as trustee. The 10 1/8% senior notes are our senior unsecured obligations and rank senior in right of payment to all of our existing and future subordinated indebtedness and pari passu in right of payment with all of our existing and future senior indebtedness, including the notes. They are effectively subordinated to all secured and unsecured indebtedness and other liabilities of the operating partnership and its subsidiaries. Except for maturity, the terms of the indenture governing the 10 1/8% senior notes are substantially similar to the terms in the indenture governing the notes.

FIRST MORTGAGE NOTES

         Our operating partnership currently has outstanding $600 million aggregate principal amount of Series A through Series E first mortgage notes that are structurally senior to the claims of the holders of the notes being offered hereby. Our general partner is a co-obligor of the first mortgage notes.

         The operating partnership's obligations under the first mortgage notes are secured, on an equal and ratable basis, with its obligations under the bank credit facilities, by a mortgage on substantially all of the real property, operating facilities, equipment and other assets of the operating partnership. The first mortgage notes have maturity dates ranging from 2005 to 2010, and bear interest at rates ranging from 9.34% to 11.71% for the Series A Notes and rates of 10.07%, 8.83%, 7.11% and 8.50% for the Series B through Series E notes, respectively. The Series A through Series E first mortgage notes require annual principal payments, without premium, of approximately:

         -    $60.0 million in fiscal year 2002;

         -    $53.8 million in each fiscal year from 2003 through 2008;

         -    $123.8 million in fiscal year 2009; and

         -    $93.8 million in fiscal year 2010.

         The operating partnership may, at its option, and upon the disposition of assets may be required to, offer to prepay the first mortgage notes, in whole or in part. These prepayments may be at a premium.

         The agreements governing the first mortgage notes contain various negative and affirmative covenants that apply to the operating partnership. These restrictions limit our ability and the ability of the operating partnership to:

         -    incur other indebtedness;

         -    engage in transactions with affiliates;

         -    incur liens;

         -    make restricted payments;

         -    enter into business combinations and asset sale transactions;

         -    engage in new lines of business; and

         -    make investments.

         The agreements also require the operating partnership to maintain specified financial ratios and satisfy various financial conditions. In the event of a default under the first mortgage notes, the first mortgage noteholders may accelerate the maturity under the first mortgage notes and cause all outstanding amounts to become immediately due and payable.

         Under the first mortgage note agreements, so long as no default exists or would result, the operating partnership is permitted to make quarterly cash distributions to us. In the quarter before a quarter in which an interest payment is due on the first mortgage notes, the operating partnership is required to reflect a reserve equal to 50% of the interest to be paid, thereby reducing the amount of cash it may distribute to us in that quarter.

10% SENIOR NOTES

         We currently have outstanding $60 million aggregate principal amount of 10% Senior Notes due April 15, 2006. These notes were issued pursuant to an indenture dated as of April 4, 2001, between us and First Union National Bank, as trustee. The terms of the 10% Senior Notes are substantially identical to the terms of the notes being offered by this prospectus and the indenture for the 10% Senior Notes is substantially identical to the indenture for the notes being offered by this prospectus.

                                  LEGAL OPINION

         Certain legal matters relating to the notes being offered will be passed upon for us by Morgan, Lewis & Bockius LLP. If certain legal matters in connection with an offering of notes made by this prospectus and a related prospectus supplement are passed on by counsel for the any underwriters of such offering, that counsel will be named in the applicable prospectus supplement relating to that offering.

                                     EXPERTS

         The audited consolidated financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         We will incur and pay the following costs of this transaction. All amounts other than the SEC registration fee are estimated.

                  SEC Registration Fee:                  $  5,520
                  Accounting Fees and Expenses:          $  5,000
                  Legal Fees and Expenses:               $ 50,000
                  Printing Expenses:                     $  2,500
                  Miscellaneous:                         $  1,980
                                                         --------

                           Total:                        $ 65,000
                                                         --------

Item 15. Indemnification of Directors and Officers

AmeriGas Partners, L.P.

         The partnership agreement of AmeriGas Partners, L.P. provides that we will indemnify and hold harmless our general partner, any departing partner, any person who is or was an affiliate of the general partner or any departing partner, any person who is or was an officer, director, employee, partner, agent or trustee of the general partner, any departing partner or any such affiliate, and any person who is or was serving at the request of the general partner, any departing partner or any such affiliate as an officer, director, employee, partner, agent, fiduciary or trustee of another person, to the fullest extent permitted by law but subject to the limitations expressly provided for in the partnership agreement, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any of the above persons may be involved, or is threatened to be involved, as a party or otherwise, by reason of his, her or its status as any of the foregoing; provided, however, that in each case such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of AmeriGas Partners, L.P., and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. Any indemnification under these provisions will be made only out of our available assets, and our general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, such indemnification. The indemnification so provided shall be in addition to any other rights to which any of the aforementioned persons may be entitled under any agreement, pursuant to a vote of the holders of outstanding units, as a matter of law or otherwise, and shall continue for such persons who have ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of such persons.

         To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by any of the aforementioned persons who is so indemnified in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by us prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by us of any undertaking by or on behalf of such person to repay such amount if it shall be determined that such person is not entitled to be indemnified.

         We are authorized to purchase (or to reimburse our general partner or its affiliates for the cost of) insurance against any liability that may be asserted against or expense that may be incurred by such persons in connection with our activities, regardless of whether we would have the power to indemnify such persons against such liability under the provisions of the partnership agreement described above.

AP Eagle Finance Corp.

         Section 145 of Delaware General Corporation Law.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

         Section 145 of the Delaware General Corporation Law also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

         To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

         In addition, Section 102(b)(7) of the Delaware General Corporation Law permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) for any transactions from which the director derived an improper personal benefit.

         The Certificate of Incorporation of AP Eagle Finance Corp. ("AP Eagle") currently provides that each Director shall not be personally liable to such corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         Bylaws Provisions on Indemnity.

         Article 7 of the Bylaws of AP Eagle sets forth the extent to which the directors and officers of AP Eagle may be indemnified by AP Eagle against liabilities which they may incur while serving in such capacity. Article 7 generally provides that AP Eagle shall indemnify the directors and officers of AP Eagle who are or were a party to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of AP Eagle or of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection therewith, provided that the applicable standard of conduct set forth in Section 145 of the Delaware General Corporation Law was met and, provided further, that such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred in the case of an action or suit by or in the right of AP Eagle to procure a judgment in its favor. Subject to the procedures for indemnification of directors and officers set forth in the Bylaws, the indemnification of the directors and officers of AP Eagle provided for therein is in all other respects substantially similar to that provided for in Section 145 of the Delaware General Corporation Law. Any such indemnification shall continue as to a person who has ceased to be a director or officer of AP Eagle and shall inure to the benefit of the heirs, executors, and administrators of such person.

         The above discussion of the Bylaws of AP Eagle and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws and the Delaware General Corporation Law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants as disclosed above, the registrants have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

Exhibit Number                       Description of Exhibits
--------------                       -----------------------
        4.1       Indenture dated August 21, 2001 among AmeriGas Partners, L.P.,
                  AP Eagle Finance Corp. and First Union National Bank, as
                  trustee, with respect to the 8 7/8% Series B Senior Notes due
                  2011 (incorporated by reference to Exhibit 4.2 to our
                  Registration Statement on Form S-4, file no. 333-72986, filed on November 8, 2001)

        4.2       Form of 8 7/8% Series B Senior Note Due 2011

        5.1       Legal Opinion of Morgan, Lewis & Bockius LLP

       12.1       Statement of Computation of Ratio of Earnings to Fixed Charges

       23.1       Consent of Arthur Andersen LLP

       23.2       Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)

       24.1       Power of Attorney (included on signature page)

       25.1       Form T-1 Statement of Eligibility and Qualification under the
                  Trust Indenture Act or 1939, as amended, of First Union
                  National Bank, as trustee (incorporated by reference to Exhibit 25.1 to our Registration Statement on Form S-4, file no. 333-72986, filed on November 8, 2001)

Item 17. Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in King of Prussia, Pennsylvania, on March 6, 2002.

                                   AMERIGAS PARTNERS, L.P., a Delaware
                                   limited partnership

                                   By: AMERIGAS PROPANE, INC., a
                                       Pennsylvania corporation, its general
                                       partner
                                           By:   /s/ Martha B. Lindsay
                                                --------------------------------
                                                Martha B. Lindsay, its
                                                Vice President-Finance and
                                                Chief Financial Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoints Martha B. Lindsay, Robert H. Knauss and Eugene V. N. Bissell, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                         Capacity in which Signed                  Date
---------                         ------------------------                  ----

  /s/ Lon R. Greenberg            Chairman of the Board and           March 6, 2002
---------------------------       Director
Lon R. Greenberg


  /s/ Eugene V. N. Bissell        President and Chief Executive       March 6, 2002
---------------------------       Officer (Principal Executive
Eugene V. N. Bissell              Officer) and Director


  /s/ Martha B. Lindsay           Vice President-Finance and          March 6, 2002
---------------------------       Chief Financial Officer
Martha B. Lindsay                 (Principal Financial Officer)



  /s/ Richard R. Eynon            Controller and Chief                March 6, 2002
---------------------------       Accounting Officer (Principal
Richard R. Eynon                  Accounting Officer)



                                  Director                            March ____, 2002
---------------------------
Thomas F. Donovan


  /s/ Richard C. Gozon            Director                            March 6, 2002
---------------------------
Richard C. Gozon


 /s/ William J. Marrazzo          Director                            March 6, 2002
---------------------------
William J. Marrazzo


/s/ James W. Stratton             Director                            March 6, 2002
---------------------------
James W. Stratton


/s/ Stephen A. Van Dyck           Director                            March 6, 2002
---------------------------
Stephen A. Van Dyck


/s/ Roger B. Vincent              Director                            March 6, 2002
---------------------------
Roger B. Vincent

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in King of Prussia, Pennsylvania, on March 6, 2002.

                                           AP EAGLE FINANCE CORP.


                                           By:   /s/ Martha B. Lindsay
                                               --------------------------------
                                               Martha B. Lindsay, its
                                               Vice President-Finance and
                                               Chief Financial Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoints Martha B. Lindsay, Robert H. Knauss, and Eugene V. N. Bissell and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                         Capacity in which Signed                  Date
---------                         ------------------------                  ----

  /s/ Eugene V. N. Bissell        President (Principal Executive      March 6, 2002
---------------------------       Officer) and Director
Eugene V. N. Bissell


  /s/ Martha B. Lindsay           Vice President-Finance and          March 6, 2002
---------------------------       Chief Financial Officer
Martha B. Lindsay                 (Principal Financial Officer)
                                  and Director



  /s/ Richard R. Eynon            Controller and Chief                March 6, 2002
---------------------------       Accounting Officer (Principal
Richard R. Eynon                  Accounting Officer)


                                  Director                            March _____, 2002
---------------------------
Brendan P. Bovaird

                                  EXHIBIT INDEX

Exhibit Number                        Description of Exhibits
--------------                        -----------------------
        4.1       Indenture dated August 21, 2001 among AmeriGas Partners, L.P.,
                  AP Eagle Finance Corp. and First Union National Bank, as
                  trustee, with respect to the 8 7/8% Series B Senior Notes due
                  2011 (incorporated by reference to Exhibit 4.2 to our
                  Registration Statement on Form S-4, file no. 333-72986, filed on November 8, 2001)

        4.2       Form of 8 7/8% Series B Senior Note Due 2011

        5.1       Legal Opinion of Morgan, Lewis & Bockius LLP

       12.1       Statement of Computation of Ratio of Earnings to Fixed Charges

       23.1       Consent of Arthur Andersen LLP

       23.2       Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)

       24.1       Power of Attorney (included on signature pages)

       25.1       Form T-1 Statement of Eligibility and Qualification under the
                  Trust Indenture Act or 1939, as amended, of First Union
                  National Bank, as trustee (incorporated by reference to Exhibit 25.1 to our Registration Statement on Form S-4, file no. 333-72986, filed on November 8, 2001)


                                       71